Exhibit 1

Oi S.A.

Corporate Taxpayers’ Registry (CNPJ/MF) No. 76.535.764/0001-43

Board of Trade (NIRE) No. 33.300.29520-8

Public-Held Company

NOTICE TO THE MARKET

Disclosure of information about the General Shareholders Meeting of Portugal

Telecom to approve the execution of the Purchase and Sale Agreement of PT Portugal by Oi

Oi S.A. (the “Company”; Bovespa: OIBR3, OIBR4; NYSE: OIBR and OIBR.C), in accordance with the Material Facts disclosed on December 9, 2014 and January 12, 2015 and the Notices to the Market disclosed on December 11 and 16, 2014, informs its shareholders and the market in general that it has learned that Portugal Telecom, SGPS, S.A. (“PT SGPS”) disclosed a Notice on January 15, 2015 with information and clarifications for the general shareholders meeting of PT SGPS, to be held on January 22, 2015, to deliberate regarding the general terms and conditions of the purchase and sale agreement for the shares of PT Portugal SGPS S.A. (“PT Portugal”), executed by Oi and Altice S.A. on December 9, 2014. The full content of the Notice disclosed by PT SGPS is attached to this Notice to the Market.

Rio de Janeiro, January 16, 2015.

Oi S.A.

Bayard De Paoli Gontijo

Chief Executive and Financial Officer and Investor Relations Officer

Additional Information and Where to Find It:

This communication is not an offering document and does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval in any jurisdiction in which distribution of an offering document or such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of that jurisdiction.

This communication contains information with respect to the proposed merger of shares (incorporação de ações) between TmarPart and Oi.

In connection with the proposed merger of shares between TmarPart and Oi, TmarPart plans to file with the SEC (1) a registration statement on Form F-4, containing a prospectus which will be mailed to shareholders of Oi (other than non-U.S. persons as defined in applicable rules of the SEC), and (2) other documents regarding the proposed merger of shares.

We urge investors and security holders to carefully read the relevant prospectus and other relevant materials when they become available as they will contain important information about the proposed merger of shares.

Investors and security holders will be able to obtain the documents filed with the SEC regarding the proposed mergers, when available, free of charge on the Commission’s website at www.sec.gov or from TmarPart or Oi.

Announcement | Lisbon | 15 January 2015

Announcement

IMPORTANT NOTICE TO SHAREHOLDERS

This notice is provided pursuant to the Código dos Valores Mobiliários (the Portuguese securities code) and PT SGPS cannot ensure that additional announcements will not be made in the future, in accordance with applicable law.

This document contains forward-looking statements (“forward-looking statements”). These forward-looking statements do not refer to historical facts, and include statements regarding the prospects and expectations for Portugal Telecom, SGPS, S.A. (“PT SGPS” or “PT”), business strategies, synergies and cost savings, future costs and future liquidity. The terms “will,” “will be,” “should,” “could,” “may,” “should be,” “could be,” “may be,” “estimates,” “has as an objective,” “targets,” “anticipates,” “believes,” “expects,” “forecasts,” “intends,” “plans,” “predicts,” “foretells,” “projects” and “points to” and other similar expressions attributable to PT SGPS are intended to identify forward-looking statements, which are necessarily subject to a number of risks and uncertainties, both known and unknown. These statements are based on various assumptions and factors, including general economic, market and industry conditions, corporate approvals, operational factors and other factors. Any changes in such assumptions or factors could cause actual results to differ materially from current expectations. In this context, the outcome of PT SGPS’s operations that is effectively achieved could differ significantly from its current objectives, whereby the shareholders must take into account all the qualifications made in relation to these forward-looking statements. Any forward-looking statements attributable to PT SGPS, entities affiliated with PT SGPS, or persons acting on behalf of PT SGPS or one of its affiliates, are expressly qualified in their entirety by the cautionary statements set forth in this notice. You are hereby advised not to place undue reliance on such statements. Forward-looking statements speak only as of the date they are made and the company is not under obligation to update them to reflect new information or future events or developments. Except as required under the U.S. federal securities laws and the rules and regulations of the Securities and Exchange Commission (the “SEC”) or of regulatory authorities in other applicable jurisdictions, PT SGPS and its affiliates do not have any intention or obligation to update or to publicly announce the results of any revisions to any of the forward-looking statements to reflect actual results, future events or developments, changes in assumptions or changes in other factors affecting the forward-looking statements. You are advised, however, to consult any further disclosures PT SGPS makes with regard to the General Shareholders’ Meeting in reports and communications filed with the SEC.

This document is not an offering document and does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval in any jurisdiction in which distribution of an offering document or such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of that jurisdiction.

This Information Statement contains information with respect to (1) the proposed merger of shares (incorporação de ações) between Oi, on the one hand, and Telemar Participações, S.A. (“TmarPart” or “CorpCo”), on the other hand, and/or (2) an alternative structure under analysis to the proposed merger (fusão por incorporação) of PT SGPS with and into CorpCo. In the context of the Business Combination (as defined below), CorpCo or one of its affiliates plans to file, and PT SGPS may also file, with the SEC (1) one or more registration statements on Form F-4, containing a prospectus or

Portugal Telecom, SGPS, SA Avenida Fontes Pereira de Melo, 40 1069-300 Lisbon Portugal	Public company Share capital Euro 26,895,375 Registered in the Commercial Registry Office of Lisbon and Corporation no. 503 215 058	Portugal Telecom is listed on the Euronext and New York Stock Exchange. Information may be accessed on the Reuters under the symbols PTC.LS and PT and on Bloomberg under the symbol PTC PL.	Nuno Vieira Investor Relations Director nuno.t.vieira@telecom.pt Tel.: +351 21 500 1701 Fax: +351 21 500 0800

www.ptsgps.pt

prospectuses which will be mailed to shareholders of PT SGPS and/or Oi, as applicable (other than non-U.S. persons as defined in the applicable rules of the SEC), and (2) other documents regarding the proposed Business Combination. We urge investors and security holders to carefully read the relevant prospectuses and other relevant materials when they become available as they will contain important information about the proposed Business Combination. Investors and security holders will be able to obtain the documents filed with the SEC regarding the proposed mergers, when available, free of charge on the SEC’s website at www.sec.gov or from PT SGPS, Oi or CorpCo.

IMPORTANT NOTE: This document is a free translation only. Due to the complexities of language translation, translations are not always precise. The original document was prepared in Portuguese, and in case of any divergence, discrepancy or difference between this version and the Portuguese version, the Portuguese version shall prevail. The Portuguese version is the only valid and complete version and shall prevail for any and all purposes. There is no assurance as to the accuracy, reliability or completeness of the translation. Any person reading this translation and relying on it should do so at his or her own risk.

Capitalized terms used but not defined in this communication have the meanings given to those terms in the Information Statement (as defined below).

At the request of the Portuguese Securities Commission (Comissão do Mercado de Valores Mobiliários, hereinafter “CMVM”) considering that (i) the resumption of the work of the General Meeting of Shareholders begun on January 12, 2015 has been scheduled for January 22, 2015 at 3:00 p.m., at the headquarters of Portugal Telecom, SGPS, S.A. (“PT SGPS”), as well as (ii) the recent news developments and comments from various sources, PT SGPS hereby discloses the following information.

I.	Proposal of the Sale of PT Portugal, SGPS, S.A. (“PT Portugal”) by Oi, S.A. (“Oi”)

A.     Proposal and Rationale

As stated in the proposal presented to the General Shareholders’ Meeting of PT Portugal and in the document containing an explanation of the reasons (“Information Statement”), on December 4, 2014, the board of directors of PT SGPS received a request from Oi to approve of the sale of PT Portugal to Altice.

As referred to in the Information Statement (sections II, III and IV of the Annex), Oi bases the proposed sale of PT Portugal on the following factors:

a)

Identification of possible advantages of a consolidation trend in the Brazilian market. This consolidation “(...) would bring a market rationalization by creating stronger players, with less duplication of investments and greater capacity to deliver integrated services (...)”;

b)

Change in Oi’s financial perspective in the recent quarters, having ended the third quarter of 2014 with a ratio of total debt to EBITDA of 3.76 times, and having put in place a more aggressive plan to reduce costs and broaden the search for alternatives. In this context, Oi indicated that: “As a result, several scenarios were analyzed to achieve an optimal debt situation in the long term, including new cost reduction incentives and disposal of assets. Among the various possibilities, consolidation in the Brazilian market, whether through acquisition or combination with another operator, arose as the best alternative for Oi.”

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c)

Oi’s level of debt weakens its ability to access the domestic and international capital markets and raises financing costs, which does not appear to be easily solvable through the sale of non-strategic assets remaining in its operations in Brazil, Portugal or even in Africa.

d)

The sale of PT Portugal, at the levels presented, “(...) involves an Enterprise Value of about R$ 22 billion[1] resources that after the usual adjustments for this type of transaction would be necessary to allow Oi to participate in the sector’s consolidation process in Brazil, making a thorough evaluation of all available alternatives in order to identify the most efficient structure for the generation of value for its shareholders and stakeholders, even though at this moment the success of the transaction cannot be, naturally, assured.”

Additionally, on January 26, 2015 (as stated in the links provided in Section VIII below), Oi called for two General Meetings of Debenture Holders for the “9th Issuance of Simple, Not Convertible into Shares, Unsecured Debentures in Two Series for Public Distribution” and the “5th Issuance of Simple, Not Convertible into Shares, Unsecured Debentures in Two Series for Public Distribution”, to deliberate on amendments to the terms of the debenture holders’ loans. PT SGPS is not aware of other notices of General Meetings of debenture holders.

Pursuant to the published terms, in summary, the General Meetings of Debenture Holders are designed to (i) authorize the sale of PT Portugal (in the case of the 9th Issuance) and the corporate reorganization designed to increase the level of governance of Oi before BM&FBOVESPA and/or the incorporation of shares, pursuant to art. 231 of the Brazilian Corporations Law (Lei das Sociedades por ações) and (ii) temporarily waive the calculation of financial covenants during the 4 (four) quarters of 2015, with the determination of such covenants to be reinstated beginning in the first quarter of 2016 (inclusive). The rejection of the proposals by the Debenture Holders may result in the breach of financial obligations by Oi, which would have a negative impact for the Debenture Holders and indirectly on Oi’s shareholder PT SGPS.

Thus, taking into account the objectives published by Oi, it is possible that the funds received from the sale of PT Portugal may be used to acquire assets within the context of the consolidation process in the Brazilian telecommunications market or to repay debt, as may be decided by Oi depending on various factors. However, PT SGPS cannot guarantee or predict how Oi will use the cash.

As described in the Information Statement, under the terms of the agreement entered into with Altice, the sale of PT Portugal is subject to a condition precedent of its approval by the applicable corporate bodies of PT. This contract is subject to Portuguese law.

1 The equivalent of €6.900M as of the current date, given that the currency of the purchase and sale agreement is Euros.

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It should be noted that, under the terms of the information already publicly disclosed: (i) PT SGPS’s right to veto the sale of material assets results from the shareholders’ agreements dated January 25, 2011, which existed prior to the date of execution of the Business Combination agreements, (ii) these shareholders’ agreements will cease to be in effect once the execution of the merger of shares of Oi into CorpCo is complete, and (iii) the specific terms of the Business Combination did not include any limitation on the future ability of Oi to validly decide to sell its assets.

B.	Objective of the Sale of PT Portugal

As stated in the Information Statement, the object of the sale consists of the shares representing the entire share capital and voting rights of PT Portugal.

Prior to the consummation of the sale and as a condition precedent to its completion, corporate restructuring measures are due to take place in order to identify the businesses that are going to be sold and to segregate the investments of PT Portugal that not going to be sold, which include the investments in Africatel GmbH & Co. KG (“Africatel GmbH”), Timor Telecom S.A. and the investments held by PT Portugal in Rio Forte Investments S.A. (which are the subject of the Exchange with PT SGPS for shares in Oi, which is still subject to the approval of the Brazilian Comissão de Valores Mobiliários), as well as all or part of the debt of PT Portugal.

According to Oi, given that the criteria used to set the price was the enterprise value and not the equity value (business value minus debt), in principle PT Portugal will be conveyed without debt, which will stay at Oi or at the subsidiaries of Oi. The achievement of this goal depends on the weighing of several factors, including the aforementioned corporate reorganizations and the necessity of and procedures for obtaining the consent of the creditors, in the case of a change in the obligor or of the guarantees. It is intended that the creditors maintain their rights guaranteed with respect to the guarantees provided by Oi, having a pari passu position relative to the rest of the debt of the group.

In particular, with respect to debt securities trading on a regulated market operating in Portugal, Oi references the possibility of a debt transfer to a subsidiary of Oi which, under the applicable law of such debts, may depend on the consent of the debt holders or their representatives. Another possibility to consider may be the early reimbursement of the debts.

In either case, PT SGPS is not aware that more concrete options relating to the indebtedness of PT Portugal have already been decided by Oi. PT SGPS cannot predict or guarantee which of the options will be pursued by Oi, predict obstacles that may eventually arise with respect to their implementation, nor what solutions may be appropriate in such cases.

The sale at enterprise value means that Oi’s total debt would not change but its net debt would decrease in connection with the increase in cash resulting from the sale.

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According to information published by Oi, on March 31, 2014, Oi’s total debt was R$34,458 million2 and its net debt was R$30,291 million.3 On September 30, 2014, Oi’s total debt was R$51,604 million4 and its net debt was R$4,799 million.5 With respect to PT Portugal, it had, as of September 30, 2014, liability to related third parties in the amount of R$18,300 million,6 which corresponds to approximately 35% of the consolidated liabilities of Oi.

In addition, PT Portugal owes an aggregate amount of €750 million to its shareholder Oi. This debt is in the form of an intercompany loan due in August 2014 and was incurred in order to repay convertible debt securities issued by Portugal Telecom International Finance BV that matured in August 2014, in order to avoid a breach by Portugal Telecom International Finance BV and a resulting cross-default. Originally, Portugal Telecom International Finance BV was planning to repay the convertible debt from the funds received from the repayment of the RioForte investments, which did not occur. The intent is for Portugal Telecom International Finance BV to become a wholly owned subsidiary of Oi, and will not therefore form part of the consolidated debt in the sale of PT Portugal.

With respect to the payment of the purchase price, Oi states (Section IX in the Annex of the Information Statement and announcement released by Oi on December 8, 2014 with a link indicated in Section VIII below) that, under the terms of the contract with Altice, the enterprise value was set at €7.4 billion, after applying certain adjustments (e.g. earn-out, debt, and cash on-hand as of the closing date). The base price will be paid in full in cash on the closing date of the sale. With respect to the earn-out amounting to €500M, it will be paid only if certain revenue targets are reached by PT Portugal. Altice will effectuate the sale through a company governed by Portuguese law (Altice Portugal, S.A.), with its publicly listed holding company in Luxemburg (Altice, S.A.), assuming joint liability for the due performance of the contract.

C.	The Business Combination and Liability

On one hand, in the context of the Business Combination as specified in the agreements, the transfer of ownership of the shares of PT Portugal to Oi in connection with Oi’s share capital increase on May 5, 2014 was not conditioned on any limitation on the unrestricted sale of those shares.

2 €10,549M average exchange rate on 12/31/2014, without the interbank rate, according to www.oanda.com.

3 €9,273M average exchange rate on 12/31/2014, without the interbank rate, according to www.oanda.com.

4 €15,798M average exchange rate on 12/31/2014, without the interbank rate, according to www.oanda.com.

5 €14,633M average exchange rate on 12/31/2014, without the interbank rate, according to www.oanda.com.

6 €5,770M average exchange rate on 12/31/2014, without the interbank rate, according to www.oanda.com.

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The completion of the Business Combination as initially contemplated was only subject to the conditions referred to in the announcement dated of October 2, 2013, discussed in Section VII below.

On the other hand, under the terms of the shareholders’ agreements entered into on January 25, 2011, PT SGPS is entitled to a veto right with respect to material transactions, specifically in the event of the sale of assets, such the sale of PT Portugal. To comply with the existing agreements with PT SGPS, and as mentioned in the Information Statement and already highlighted in Section I above, the share purchase agreement of PT Portugal is subject to a condition precedent of the approval of the sale by PT SGPS, in the exercise of its approval right in connection with the transaction.

The decision to sell PT Portugal is therefore dependent upon a resolution to be decided by the shareholders of PT SGPS in compliance with such agreements. This resolution may or may not authorize the sale, which means that either the transaction will be completed with the consent of PT SGPS or will not be completed and there will be no change to the current situation.

The sale of PT Portugal will represent Oi’s exit from the Portuguese market and is therefore a material change with respect to one of the purposes announced for the Business Combination, because Oi will cease to own operating assets in Portugal.

In the event that the sale is approved, the sale in itself will not create any liability of Oi, whether judicial or extrajudicial, by virtue of that specific fact.

D.	Management’s Liability

Under the terms of Article 373 / 3 of the CSC, the shareholders may deliberate on issues of management at the request of the board of directors, as is the present case. Consequently, as provided in Article 72/5 of the CSC, “the directors are not liable to the company when the act or omission is based upon a resolution of the shareholders, even if voidable”.

E.	Consequences of Non-Approval of the Sale of PT Portugal

A possible rejection by the shareholders of PT SGPS at a General Shareholders’ Meeting of the proposed sale of PT Portugal would result in the condition precedent to the sale not being met, and as such, the sale would not become effective and would not give rise to contractual penalties.

In such a circumstance, and as is explained in the Information Statement, the course of action identified by Oi as being the best with respect to its participation in the consolidation process of the Brazilian market would no longer be viable, with all of the adverse consequences (see Section IV of the annex to the Information Statement and announcement disclosed to the market on January 12, 2015, contained in Section VII below) that this would imply for Oi and, indirectly, its shareholder PT SGPS.

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Regarding the consequences (risks) of not passing such resolution on January 22, 2015, we highlight the following:

a)

The non-approval of the proposal to sell PT Portugal on January 22, 2015 may compromise the above-mentioned general meetings of debenture holders of Oi, scheduled for January 26, 2015, which have been called for the purpose of approving the sale of PT.

b)

As disclosed by Oi, under terms that are customary in purchase and sale agreements, until the fulfillment (or not) of the condition precedent, PT Portugal’s management is limited to day-to-day tasks which, obviously, translates into a loss of capacity to act in a highly competitive market like the telecommunications market. This limitation, having an impact on PT Portugal’s ability to generate results, may reduce Oi’s cash received in connection with the agreed sale, given that the criteria for the determination of the final sale price is its enterprise value; and

c)

Considering that the approval of the sale by PT SGPS is a condition to effectiveness of the transaction, it is not possible to submit the necessary requests for the applicable regulatory authorizations while this remains pending, which extends the above-mentioned transition period and increases the uncertainty regarding the outcome of the sale and consequent depreciation of the asset, as has also been mentioned by Oi.

As such, the non-approval of the proposal to sell PT Portugal on January 22, 2015, does not preclude its possible sale in the future and therefore contributes to the continued uncertainty regarding the fate of PT Portugal which, by limiting the strategic options of the company would negatively affect its value for the reasons explained, and would consequently have a negative impact on the shareholders’ equity of Oi and, indirectly, its shareholder, PT SGPS.

It is not possible to predict the impact that the non-approval of the proposal will on the share prices of PT SGPS and Oi.

For additional information, please see Section V (“Risk Factors”) below.

II.	Changes to the Business Combination

A.	Agreements with respect to the Implementation of the Business Combination (July to September 2014)

As announced to the market on July 16, 2014, following the non-repayment of RioForte Investments, SA (“RioForte”) of its treasury investments, PT SGPS and Oi announced the signing of a new memorandum of understanding (“MoU”) in order to proceed with the Business Combination, to which they remain committed, and to avoid a litigious situation.

As stated in the Information Statement (Section 4), only on July 28, 2014 were the terms of the principal definitive agreements agreed between PT SGPS and Oi, which agreements, following approval by the General Shareholders’ Meeting of PT SGPS (which occurred on September 8, 2014) and the approval by Oi’s board of directors, were executed by, on one hand, PT SGPS, and on the other hand, Portugal Telecom International Finance BV and PT Portugal (“Oi Subsidiaries”) and, further, by Oi and CorpCo, which agreements are intended to establish the

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terms and conditions for: (i) an exchange (“Exchange”) under which the Oi Subsidiaries will deliver the RioForte investments to PT SGPS, and PT SGPS in exchange will deliver common and preferred shares issued by Oi (or by CorpCo, if the incorporation of Oi into it has already been completed) and (ii) the granting by the subsidiaries of Oi of a call option for shares issued by Oi to PT SGPS. These agreements are governed by Brazilian law.

In these negotiations (and currently as indicated in the announcement released by Oi on January 12, the link to which is provided in Section VII below), Oi claimed to be unaware of the investments made by RioForte. However, as indicated in Section V below, references were identified in which the chief executive officer of Oi, on this date, had, or ought to have had, knowledge about the making of such investments, a fact that has not been proven and requires additional analysis.

The effectiveness of these agreements depends on the approval of the Exchange by the Brazilian Comissão de Valores Mobiliários (Brazilian Securities Commission), which has not yet been granted.

Also entered into on September 8, 2014 were amendments to the agreements executed on February 19, 2014 and that governed the Business Combination to provide, among other things: (i) the extension of the deadlines for the completion of the Business Combination, (ii) that the incorporation PT SGPS into CorpCo would no longer occur pursuant to the Business Combination, without preventing PT SGPS from adopting an alternative structure to achieve the same goal of unifying the shareholder bases of Oi and PT SGPS; and (iii) the limitation of voting rights of PT SGPS, in the bylaws of CorpCo, to a maximum of 7.5% of its capital after the incorporation by CorpCo of the Oi shares.

At the General Shareholders’ Meeting of September 8, 2014, the possibility of Oi selling other material assets contributed by PT SGPS in connection with the capital increase of Oi to Africatel was discussed, but it was not considered at that time that such sale represented a modification to the Business Combination as then contemplated.

In the event of non-approval of the Exchange by the Brazilian Comissão de Valores Mobiliários (Brazilian Securities Commission) by March 31, 2015, either party may deem the Exchange to be void, which was approved on September 8, 2015 following the PT General Shareholders’ Meeting that same day.

Under the terms of the meeting of the Board of Directors on July 10, 2014, it was decided that all procedures related to the negotiations with Oi, from that date, would be conducted by the entire Board of Directors and a group of its members, including executives (Luís Pacheco de Melo, Manuel Rosa da Silva e Shakhaf Wine) and non-executives (Rafael Mora, Paulo Varela, Milton Vargas and João de Mello Franco), was appointed to undertake the negotiations with Oi, which resulted in the second MoU and in the definitive agreements.

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B.	The Sale of PT Portugal

The approval of the proposal to sell PT Portugal will represent the abandonment of the goal to create “a leading telecommunications operator, covering a geographical area of 260 million inhabitants and about 100 million clients”, allowing Oi to no longer hold any operational assets located in Portugal.

As referred to in the Information Statement, the change of strategy corresponds, according to Oi, to a focus on the Brazilian market and on its consolidation, with a potential for a significant increase in value, given the current circumstances.

With the approval of the proposal to sell PT Portugal by Oi, there is no formal change of PT SGPS’s assets, such that it will maintain the same equity interest in Oi.

The approval of the proposal to sell PT Portugal does not imply, in itself, any other change in the process of unifying the respective shareholder bases and listing of CorpCp on Euronext, among others.

Thus, PT SGPS, whose principal asset is comprised of shares of Oi, will see its investment concentrated operationally in the Brazilian market.

With respect to the Portuguese market, it should be noted that PT Portugal continues to operate in the Portuguese market, subject to the applicable regulatory authorities, given that its sale, if any, implies only a change in its shareholder structure.

C.	Effects of Not Completing the Business Combination by March 31, 2015

The possible sale of PT Portugal does not necessarily imply that the process of integrating PT SGPS and Oi, which involves the reorganization of CorpCo’s shareholders, as well as the incorporation of Oi by CorpCo, will not be completed. The process of unifying the shareholder bases is not affected by this divestiture and is ongoing on the terms previously disclosed to the market.

If the incorporation by CorpCo of the Oi shares is completed as planned, the existing shareholders’ agreements will be terminated, the shareholder base of CorpCo will become dispersed, and no shareholder or group of shareholders will have, at that time, the majority of votes in CorpCo. In this case, according to the agreed terms, the bylaws of CorpCo will include a limitation of 7.5% of the right to vote of PT SGPS, its successors and assigns, including any shareholder that as a result of the unification of shareholder bases of PT SGPS and Oi, acquires an interest of greater than 15% of the share capital of CorpCo, excluding shares of CorpCo previously held or that may be acquired by other means.

Alternatively, the possible non-completion of the Business Combination, under the current terms, by March 31, 2015, implies the maintenance of the existing agreements (including PT SGPS’s right to veto sales of material assets) with an adjustment of the quorums, taking into consideration the percentages of the equity interests held by the shareholders of Oi (AG Telecom, LF Tel, FASS, Bratel Brasil, BNDESPAR, PREVI, PETROS and FUNCEF) on February 19, 2014 (as

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long as such shareholders have not reduced their respective shareholdings before March 31, 2015 through the sale of the shares to third parties who are not the original signatories of the agreements or related parties thereof). In this event, the voting rights of PT SGPS in Oi would not be subject to the 7.5% limit, but, as foreseen in the agreements, the vote of any shareholder of TmarPart, including PT SGPS as the direct shareholder of Oi, and of its respective representatives on the board of directors of Oi, would not prevent the approval in a general shareholders’ meeting or in a board of directors’ meeting of Oi of any matter that has been previously approved in a prior general meeting of TmarPart in accordance with the terms of the agreements.

Either party can deem the Exchange to be void if the conditions to which it is subject, in particular approval by the CMVM, are not met by March 31, 2015.

III.	Oi’s Strategy

As stated in the Information Statement (Sections II, III, IV e VII of the Annex) and in Section I above, Oi intends to participate in the consolidation process in the Brazilian market. In particular, Oi states (Section VII of the Annex of the Information Statement) that:

a)	It has implemented a program for deep cost reductions and optimization of investments, in order to improve its cash flow and to control its debt;
b)	It considers that the Brazilian market still has great growth opportunities in broadband, pay TV and mobile data;
c)	Given the restrictions imposed by the dynamics of Oi, the sale of PT Portugal to a group with presence in Portugal and a proven record in similar markets may be beneficial to PT Portugal to the extent that it may have a broader focus and better take advantage of the best local development opportunities.

Thus, Oi, in the event of the sale of PT Portugal, will have its operational activity focused on the Brazilian market (also maintaining, on a transitional basis—given that they consist of investments available for sale—its operations in Africa through Africatel and its investments, as well as its operations in Timor), and, therefore, the future of Oi will substantially depend on the evolution of the telecommunications business in Brazil.

IV.	Analysis of Oi’s Practices and the Opinions Issued

As stated above in Section I.C., Oi solicited the approval of PT SGPS for the sale of PT Portugal in compliance with the shareholders’ agreements in effect and, on the other hand, the transfer of shares of PT Portugal to Oi in connection with which Oi capital increase was not subject to any restriction relating to its subsequent transfer.

Consequently, as also indicated, if the sale is approved by the PT SGPS General Meeting and by the same majority decision as previously, it will not give rise to any liability of Oi, whether judicially or extrajudicially, based on that fact alone.

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The agreements regarding the Business Combination are subject to Brazilian law and the jurisdiction of Brazilian courts. The share capital increase of Oi is also governed by Brazilian law. The Brazilian legal experts that have been consulted believe that the share capital increase of Oi is legally irreversible.

According to the understanding of the Board of Directors of PT SGPS, any claim of contractual breach relating to the agreements in connection with the Business Combination would naturally be contested, leading the parties to a legal dispute of unpredictable duration in the Brazilian courts, further prolonging the deadlock situation of PT Portugal and inevitably creating a process of destruction of value for all parties involved.

On November 25, 2014, the chairman of the General Shareholders’ Meeting provided to the attention of the Chairman of the Board of Directors of PT Portugal, the legal opinions of Professors Eduardo Paz Ferreira, Ana Perestrelo de Oliveira and João Calvão da Silva, which are also attached hereto. These opinions had the objective of analyzing the continuing authority of the Board of Directors, when faced with new circumstances created by the proposed sale of PT Portugal, to implement the Exchange as discussed at the General Meeting of September 8, 2014. In these legal opinions, the question is raised regarding the possible breach by Oi, but none of the legal opinions makes reference to the fact that the agreements regarding the Business Combination are subject to Brazilian law. That issue is not sufficiently detailed in the opinions, nor do they analyze a hypothetical reversal of the share capital increase of Oi executed on May 5, 2014 or the related consequences.

It should be noted that in both the letter from the Chairman of the General Shareholders’ Meeting and in the legal opinion of Professor João Calvão da Silva, it is stated that the sale of PT Portugal must be subject to the resolution of the General Shareholders’ Meeting of PT SGPS, which is the reason for which the General Shareholders’ Meeting has been called.

Subsequently, legal opinions were issued by Professor Pedro Maia and Maria Cristina Cescon, of the Brazilian law firm Souza, Cescon, Barrieu & Flesch, the scope of which was to analyze the question of the (ir)reversibility of Oi’s share capital increase (both having concluded that it is irreversible, but not commenting on the possible (non)existence of a breach or its consequences), which they consider to be a corporate act independent of the agreements between Oi and its shareholder PT SGPS, involving the public subscription of shares by third parties.

On January 6 2015, the President of the General Shareholders’ Meeting of PT SGPS delivered to the Chairman of the Board of Directors, and the President of the Executive Board of the CMVM, a new letter which affirms, inter alia, that (i) the agreements entered into between PT SGPS and Oi were breached from the time that Oi entered into the sale of PT Portugal, (ii) such breach permits PT SGPS, under Portuguese law as under Brazilian law, to terminate the contract, (iii) the termination is retroactive and places PT SGPS in the precise position in which it stood before the execution of the contract: it recovers PT Portugal and returns the shares it received in exchange, (iv) the termination is extrajudicial, mandatory and immediately enforceable.

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The letters of November 2014 and January 2015 are published in full as annexes to this supplemental announcement.

The legal opinions in PT SGPS’s possession do not have within their scope of analysis the procedures and acts applicable to treasury investments in entities of the Espírito Santo Group and, as such, did not take into consideration the facts described in PwC’s report, nor did they condition their conclusions on their knowledge of this report.

V.	PWC’s Report

On August 7, 2014, PT SGPS announced to the market that the Board of Directors had directly instructed PwC to assess, independently, procedures and actions applicable to treasury investments in entities of the Espírito Santo Group (“GES”) up until that date and conduct a comprehensive analysis of all relevant aspects related to these applications.

An analysis of the shareholder structure of ESI/RioForte was later requested, which was mandated to PwC on October 22, 2014.

On January 8 2015, PT SGPS published a summary of PwC’s analysis of the most relevant aspects of the treasury applications in the entities of GES. In chronological order, according to that document, on June 4, 2013, when Eng. Zeinal Bava was appointed executive president of Oi (and while Chairman of the Board of Directors of PT Portugal) he would focus on strategic and innovation projects and on joint workstreams of Oi/PT. Furthermore, the document states that on March 25, 2014, there was deliberation by the Executive Committee of PT SGPS on the transfer of centralized treasury management from PT SGPS to PT Portugal as a consequence of the ongoing business combination process. As a result, treasury surpluses would then be controlled by PT Portugal.

PwC states that it has not received formal evidence of the date on which centralized treasury management actually passed to PT Portugal.

According to the PwC report, some interviewees (Mr. Henrique Granadeiro and Mr. Amílcar Pires) mentioned the possibility that the then-current CEO of Oi and the Chairman of the Board of Directors of PT Portugal (Eng. Zeinal Bava), had or ought to have had, access to information related to the treasury applications in GES (RioForte) at a time prior to PT SGPS’s contribution to the capital increase of Oi. PwC refers to these interviews in the section on “Matters for which it was not possible to draw conclusions.” It is possible to infer, if it should come to be proven that Eng. Zeinal Bava was aware of the RioForte treasury applications, that Oi also had knowledge, at least through its CEO, of the making of such investments. However, as of the date hereof, these facts are not considered proven and must be subject to further analysis by the Board of Directors of PT SGPS.

The alleged knowledge by Oi was not considered to be established at the time of approval of the Exchange of assets on September 8, 2014.

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On January 9, 2015 (see link in Section VII below), Oi announced that it had concentrated all its efforts on determining the facts and that it will take all appropriate measures to clarify them. Oi also stated that it adopted all precautions and acted with high standards of diligence to preserve the company and its shareholders, as required by applicable law. In the same announcement, Oi reiterated that it was not informed, nor participated in decisions made with respect to, the investments made in RioForte by PT SGPS in late April and early May 2014, made prior to the completion of the share capital increase of Oi. Oi also states that it will request clarifications from Eng. Zeinal Bava with respect to the matters described in the PwC report.

PT SGPS is still examining the report’s conclusions and the possible measures to be taken to clarify the facts and determine liabilities.

PT SGPS is also analyzing to what extent the conclusions of the PwC report and other facts that may be found could be the grounds for a potential initiative to renegotiate the terms of the Exchange or other aspects of the agreements signed with Oi, as well as the initiation of legal liability actions.

These possible actions are independent of the agenda of the General Shareholders’ Meeting.

VI.	Risk Factors in Connection with the Proposed Sale

In accordance with the Information Statement and other previously filed or furnished information (see the links provided below in Section VII. - Timeline) the following are risk factors in connection with the proposed sale.

a)	The valuation of PT Portugal may not reflect its fair value

As stated in Section 6 of the Information Statement:

- “The valuation of PT Portugal reflected in the proposed terms of the Sale may not adequately reflect the value of the assets to be sold to Altice, and Portugal Telecom and its Board of Directors express no view as to that valuation and cannot predict whether Oi’s use of the consideration to be received in the Sale will provide value to shareholders of Portugal Telecom. (…)”

- Portugal Telecom and its Board of Directors cannot predict whether Oi’s objective of participating in the consolidation of the telecommunications industry in Brazil, through a transaction with TIM or otherwise, will provide the benefits that Oi seeks. (…)”

- The Business Combination may not result in the synergies and other benefits that Portugal Telecom, Oi and TmarPart seek to achieve. (…)”

b)	The approval of the sale of PT Portugal will represent the abandonment of the goal to create a sole telecommunications operator, allowing Oi to no longer hold any operational assets in Portugal

As stated in the Information Statement, as well as in Section II.B. above, the sale of PT Portugal endangers the goal of creating a “telecommunications operator leader, covering a geographical area of 260 million inhabitants and about 100 million clients,” with Oi ceasing to hold any operational assets located in Portugal. This change of strategy corresponds, according to Oi, to a focus on the Brazilian market and on its consolidation, with a potential for a significant increase in value, given the current circumstances.

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With the approval of the proposal to sell PT Portugal by Oi, there is no formal change of PT SGPS’s assets, such that it will maintain the same equity interest in Oi.

It is important to note that for so long as Africatel remains a subsidiary of Oi, the considerations and risk factors related to Africatel and Unitel previously disclosed continue to be relevant to Oi.

c)

The non-approval of the sale of PT Portugal will cause a condition precedent of the sale to not be met, preventing Oi from implementing the best option, as identified by Oi, to participate in the consolidation process of the Brazilian market

d)	PT SGPS cannot guarantee that Oi will use the consideration to be received in the sale of PT Portugal to invest in the consolidation of the Brazilian market

The subsequent use of the funds to be obtained in the sale of PT Portugal (to invest in consolidation opportunities or in debt payments), is a future decision that will depend on several factors to be considered by the management of Oi.

As a minority shareholder in Oi, PT SGPS cannot guarantee that Oi will use the funds obtained from the sale of PT Portugal, in whole or in part, to invest in the consolidation of the Brazilian market or to fulfill Oi’s financial obligations.

e)	PT SGPS cannot predict whether Oi’s objective of participating in the consolidation of the telecommunications industry in Brazil will provide the benefits that Oi seeks

Additionally, as stated in Section 6 of the Information Statement: “Portugal Telecom and its Board of Directors cannot predict whether any acquisition, investment or other transaction that Oi may pursue in the future will prove successful or enhance the profitability of Oi or whether the consolidation in the Brazilian telecommunications industry will bring the synergies and other benefits that Oi expects. In particular, Portugal Telecom and its Board of Directors cannot predict whether any use of the consideration for the Sale in any future transaction will provide more or less value to shareholders of Portugal Telecom than the assets of PT Portugal and the future performance of PT Portugal’s business would have provided.”

f)

The current level of indebtedness of Oi puts the Company one notch below investment grade level for the three principal international rating agencies, weakening the conditions of access to domestic and international capital markets. Under these conditions, in addition to a higher cost of funding, a potential full or partial acquisition in the Brazilian market would have little viability

As Oi states (see Section IV of the Annex to the Information Statement), taking into account Oi’s level of indebtedness and cost of funding, the disposal of non-strategic assets would not be sufficient to meet the required resources for an acquisition in Brazil, even a partial one, therefore limiting the Company’s strategic options.

Therefore, as stated in the Information Statement: “The sale of PT Portugal has become a necessary element to ensure the ability to access the capital markets in optimal conditions and allow for consolidation in the Brazilian market.”

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g)	A non-approval of decisions subject to examination by the debenture holders would prevent Oi from proceeding under the proposed terms

As disclosed by Oi, given that the sale price for PT Portugal is determined by enterprise value, it will adopt a principle of maintaining the debt within the Oi companies. Some transactions involved in the implementation of this principle (as mentioned above in Section I.B) may be subject to approval by creditors, whether of Oi or PT Portugal, and in particular of the PT Portugal bondholders in the event that the decision is made to transfer the debt to another entity.

If creditors do not approve the proposed measures, the implementation of the transactions would be compromised and Oi would need to identify alternatives, such as early repayment.

However, PT SGPS is unable to determine, predict or guarantee what options, measures and procedures Oi would adopt in the event of the above-referenced circumstances.

h)	PT SGPS cannot predict or guarantee whether the sale of PT Portugal by Oi is likely to prevent a deterioration of the financial situation of Oi if Oi were to enter into a default

As stated in Section VI of the Information Statement, PT SGPS and its Board of Directors cannot predict or control how Oi may use the consideration to be received in the sale of PT Portugal, just as they cannot control the utilization of Oi’s other resources. To the same extent, PT SGPS cannot prevent a deterioration of Oi’s financial condition in the event that it were to enter into a default under its obligations, namely its financial instruments.

In addition, the approval of the Sale does not mitigate any of the risk factors related to the continuation of the implementation of the Business Combination on the terms approved by the General Shareholders’ Meeting held on September 8, 2014, as better stated in Sections 6 and 7 of the Information Statement for that General Shareholders’ Meeting dated August 13, 2014.

i)	In the event of non-completion of the unification of shareholder bases by March 31, 2015, the existing agreements between shareholders will remain in effect, with an adjustment of the quorums

The possible non-completion of the expected actions by March 31, 2015 would imply the maintenance of the existing agreements with an adjustment of the quorums, taking into consideration the percentages of the equity interests held by the shareholders of Oi (AG Telecom, LF Tel, FASS, Bratel Brasil, BNDESPAR, PREVI, PETROS and FUNCEF) on February 19, 2014 (as long as such shareholders have not reduced their respective shareholdings before March 31, 2015 through the sale of the shares to third parties who are not the original signatories of the agreements or related parties thereof).

In this event, the voting rights of PT SGPS in Oi would not be subject to the 7.5% limit but, as foreseen in the agreements, the vote of any shareholder of TmarPart, including PT SGPS as the direct shareholder of Oi, and of its respective representatives on the board of directors of Oi, would not prevent the approval in a general shareholders’ meeting or in a board of directors’ meeting of Oi of any matter that has been previously approved in a prior general meeting of TmarPart in accordance with the terms of the agreements.

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j)

The implementation of the unification of the shareholder bases remains subject to uncertainty, depends on factors that are not within the control of PT SGPS and may not lead to the benefits that PT SGPS, Oi and TmarPart expect to achieve

As previously disclosed, the implementation of the unification of the shareholder bases will also depend on a number of steps that are not within PT SGPS’s control, including:

- The approval by the Brazilian Securities Commission (Comissão de Valores Mobiliários) of the exchange pursuant to which PT SGPS is expected to acquire the credit claims against RioForte from one of the Oi subsidiaries and to transfer to the Oi subsidiaries certain common and preferred shares issued by Oi (or by CorpCo, if the exchange is implemented after the merger of shares of Oi and CorpCo), as described in Section 4 of the Information Statement;

- the implementation of the merger of shares of Oi and CorpCo;

- the migration of CorpCo to the Novo Mercado segment of the BM&FBOVESPA; and

- the listing of CorpCo on the Euronext Lisbon.

As described in Section 6 of the Information Statement, the unification of companies may not result in the synergies and other benefits that PT SGPS, Oi and CorpCo seek to achieve.

The unification of the shareholder bases is also subject to additional risks, among others, which are enumerated elsewhere in this document.

k)

TmarPart may have actual or potential conflicts of interest with PT SGPS’s shareholders and holders of American Depository Shares (“ADSs”), and TmarPart’s significant shareholders who negotiated the terms of the Business Combination may have different interests from other shareholders’ and ADS holders’ interests

l)

Upon the completion of the unification of the shareholder bases, TmarPart and Oi will continue to have a substantial amount of existing debt, which could restrict their financing and operating flexibility and have other adverse consequences

These and other risks are described in detail in the section “Risk Factors” contained in PT SGPS’s Information Statement, dated March 10, 2014, which was submitted to the SEC on Form 6-K on March 11, 2014, and “Item 3–Key Information–Risk Factors” of the Annual Report of Portugal Telecom for the year ended December 31, 2013, which was filed with the SEC on April 30, 2014.

m)

The approval of the Sale of PT Portugal does not mitigate any of the previously described risk factors relating to Africatel and Unitel because Oi’s investment in Africatel GmbH & Co. KG will not be transferred in the Sale

As described in the Information Statement, prior to the consummation of the Sale and as a condition precedent to its closing, a corporate reorganization of PT Portugal is expected to occur in order to specify the businesses that will be sold and to segregate the investments of PT Portugal that will not be sold, including investments in Africatel GmbH & Co. KG (“Africatel GmbH”).

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Africatel GmbH holds Oi’s investment in Africatel, which, in turn, directly or indirectly holds a number of investments, including Oi’s investment in Unitel S.A. (“Unitel”), an Angolan telecommunications company.

Because the investments in Africatel and Unitel will remain with Oi following consummation of the sale, the sale will not mitigate the previously described risk factors relating to these investments.

These risks are described in the section “Risk Factors” contained in PT SGPS’s Information Statement, dated March 10, 2014, which was submitted to the SEC on Form 6-K on March 11, 2014, and “Item 3–Key Information–Risk Factors” of the Annual Report of Portugal Telecom for the year ended December 31, 2013, which was filed with the SEC on April 30, 2014.

As previously disclosed, Samba Luxco S.à.r.L., the minority shareholder of Africatel, has asserted that the Business Combination triggers its right to force the purchase of its shares of Africatel under the Africatel shareholders’ agreement. If Africatel GmbH, which holds the remaining 75% interest in Africatel, is required to purchase this interest in Africatel, it will divert resources that could have otherwise been deployed to reduce indebtedness or make investments under TmarPart’s business plan. If any such purchase is funded through the incurrence of additional debt of Oi or TmarPart, there would be a material adverse effect on the consolidated leverage of the combined company.

As previously disclosed in Portugal Telecom’s consolidated report for the nine months ended September 30, 2014, which was submitted to the SEC on Form 6-K on December 1, 2014, in November 2014, Africatel GmbH and Portugal Telecom were informed that Samba had initiated an arbitration proceeding against Africatel GmbH and Portugal Telecom in the Court of Arbitration of the International Chamber of Commerce relating to its purported put right to sell its interest in Africatel, which Samba believes was triggered by the transaction between Portugal Telecom and Oi that included the share capital increase of Oi in May 2014, among other claims. These allegations include claims relating to purported rights of first offer, first refusal and tag-along that Samba believes were also triggered by the foregoing transaction. If the arbitration tribunal were to agree with Samba’s claims, among other things, an independent valuation of Africatel could be required, and any liability with respect to a purchase of Samba’s interest in Africatel and/or damages could be significant. Both Africatel GmbH and Portugal Telecom intend to vigorously defend this proceeding.

Additionally, PT SGPS has previously disclosed a number of risks relating to Unitel, including, but not limited to, the following:

—

We cannot guarantee when PT Ventures, the subsidiary of Africatel through which Oi holds its indirect interest in Unitel, will realize the amounts receivable recorded with respect to the declared and unpaid dividends owed to PT Ventures by Unitel or when it will be able to obtain dividends that may be declared with respect to 2013 or succeeding fiscal years;

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—	the other shareholders of Unitel have indicated to PT Ventures that they believe that PT SGPS’s sale of a minority interest in Africatel did not comply with the Unitel shareholders’ agreement;
—	the other shareholders of Unitel have prevented PT Ventures from exercising its governance rights to nominate the managing director and a majority of the board of directors of Unitel;
—	Unitel has granted loans to a related party and entered into a management contract with a third party without the approval of PT Ventures;
—

Other shareholders of Unitel may claim that, as a result of a failure to offer PT SGPS’s indirect interest in Unitel to such shareholders prior to the acquisition of PT Portugal by Oi, these shareholders have the right to acquire PT Ventures’ shares of Unitel at their net asset value;

—	The amounts recorded in Oi’s financial statements relating to its equity investment in Unitel are based on an estimate of Unitel’s earnings for 2013;
—	Unitel’s concession to provide mobile telecommunications services in Angola expired in April 2012.

Following the consummation of the proposed Sale of PT Portugal to Altice, Oi’s investment in Africatel and the investments that Africatel holds, including its equity interest in Unitel, will represent a proportionally larger share of Oi’s consolidated assets and results of operations, potentially heightening the effects of the risks relating to these investments.

VII.	Timeline
a.	On October 2, 2013, PT SGPS and Oi, S.A. (“Oi”) disclosed to the market the combination of their businesses:
http://www.sec.gov/Archives/edgar/data/944747/000110465913073568/a13-21684_16k.htm
On October 25, 2013, the full content of the memorandum of understanding entered into between those companies was disclosed:
http://www.sec.gov/Archives/edgar/data/944747/000119312513394361/d610202dex993.htm
b.	On February 7, 2014, PT SGPS announced a consent solicitation:
http://www.sec.gov/Archives/edgar/data/944747/000110465914007611/a14-4856_25ex1.htm
c.

Portugal Telecom International Finance B.V. also conducted consent solicitations with respect to other outstanding notes, including the: €600,000,000 5.625 per cent. Notes due 2016; €500,000,000 4.375 per cent. Notes due 2017; €250,000,000 5.242 per cent. Notes due 2017; €750,000,000 5.875 per cent. Notes due 2018; €750,000,000 5.00 per cent. Notes due 2019; €1,000,000,000 4.625 per cent. Notes due 2020; and the €500,000,000 4.5 per cent. Notes due 2025, all of which were issued by Portugal Telecom International Finance B.V. and benefited from “keep well” agreements with PT SGPS.

d.	On February 21, 2014, PT SGPS disclosed the valuation report of Banco Santander in connection with the contribution of PT Assets in the Capital Increase of Oi.
e.

On March 27, 2014, the board of directors of PT SGPS presented to the General Shareholders’ Meeting its proposal for the “Participation in the Capital Increase of Oi, S.A. through the contribution of assets representing all of the operating assets held by the Portugal Telecom Group

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and the related liabilities, with the exception of the shares of Oi, the shares of Contax Participações, S.A. and the shares of Bratel BV held directly or indirectly by PT”,
(http://www.sec.gov/Archives/edgar/data/944747/000110465914013531/a14-6618_6ex2.htm), which was approved as disclosed to the market on the same date:
http://www.sec.gov/Archives/edgar/data/944747/000110465914023519/a14-9211_66k.htm
f.	On March 31, 2014, the results of Oi’s General Shareholders’ Meeting were disclosed to the market specifying that the shareholders had resolved to increase the company’s share capital:
http://www.sec.gov/Archives/edgar/data/944747/000110465914024269/a14-9326_16k.htm.
g.

On May 5, 2014, PT SGPS informed that, on that date, in settlement of the Capital Increase of Oi, it had transferred to the latter shares representing the entire share capital of PT Portugal held by PT SGPS:

http://markets.on.nytimes.com/research/stocks/fundamentals/drawFiling.asp?docKey=137-000110465914035110-4RC6JPNN6G164VJ03DTUACHVR4&docFormat=HTM&formType=425

h.	On June 30, 2014, PT SGPS provided information regarding treasury investments in commercial paper of Rio Forte Investments SA, a company of Grupo Espírito Santo:

http://www.telecom.pt/InternetResource/PTSite/UK/Canais/Investidores/Pressrel/Noticias/2014/COM30JUN2014.htm

i.	On July 3, 2014, PT SGPS informed a relevant fact released by Oi, in which Oi stated that it was not informed nor participated in decision-making with respect to the treasury investments in Rio Forte:

http://www.google.com/url?sa=t&rct=j&q=&esrc=s&frm=1&source=web&cd=2&ved=0CCMQFjAB&url=http%3A%2F%2Fweb3.cmvm.pt%2Fsdi2004%2Femitentes%2Fdocs%2FFR51116.pdf&ei=Sku3VJGoCO7isATE5YKICw&usg=AFQjCNGd5P_5U07nV1p8HAFQwO6GQaKrsQ

j.	On July 16, 2014, PT SGPS and Oi reaffirmed their commitment to the Business Combination:
http://web3.cmvm.pt/sdi2004/emitentes/docs/fsd30452.pdf.
k.	On July 22, 2014, Espírito Santo Financial Group, SA informed about the status of their subsidiaries, indicating that a petition for controlled management was filed with the courts of Luxembourg:
http://web3.cmvm.pt/english/sdi2004/emitentes/docs/FR51432.pdf
l.	On July 28, 2014, PT SGPS and Oi announced an agreement to terms to proceed with the Business Combination:
http://www.barchart.com/plmodules/?module=secFilings&filingid=10114287&type=HTML&popup=1&override=1&symbol=OIBR
m.	On July 29, 2014, Espírito Santo Financial Group, SA informed that RioForte’s was admitted to controlled management: http://web3.cmvm.pt/english/sdi2004/emitentes/docs/FR51489.pdf
n.

On August 7, 2014, the Chairman of the Board of Directors and Executive Committee of PT, Dr. Henrique Granadeiro, informed the board of directors of his resignation from all of his functions with the board of directors:

http://www.telecom.pt/InternetResource/PTSite/UK/Canais/Investidores/Pressrel/Noticias/2014/COM07ago2014.htm

o.

On September 8, 2014, a General Shareholders’ Meeting of PT SGPS took place which had as the sole item on its agenda the proposal of the board of directors relating to the terms of the agreements to be entered into by PT SGPS and Oi in connection with the Business

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Combination of the two companies. The General Assembly discussed the proposition of Oi disposing of other significant assets contributed by PT SGPS for the capital increase of Oi, Africatel, without considering at that time that such disposition represented an amendment to the Business Combination: http://www.sec.gov/Archives/edgar/data/944747/000110465914065289/a14-20664_1ex1.htm

p.

On September 18, 2014, the Board of Directors decided to appoint via cooptation, as non-executive members of the board of directors, to complete the current term (2012-2014), Rolando Antonio José Manuel Ferreira de Oliveira and Francisco Ravara Cary, replacing Henrique Manuel Fusco Grenadier and Amilcar Carlos Ferreira de Morais Pires, respectively, who had submitted their resignations from their management positions. On the same date, director João Manuel de Mello Franco was appointed to serve as Chairman of the Board of Directors of PT. On the same date, the Board of Directors decided to revoke, effective October 1, 2014, all routine administrative powers of the Company. Thus, from that date forward, the Executive Committee ceased to exist.

http://www.telecom.pt/InternetResource/PTSite/UK/Canais/Investidores/Pressrel/Noticias/2014/COM18set14.htm

q.	On October 7, 2014, Oi informed that, among others, there was no decision foreseeing the sale of its assets in Portugal, nor had any such offer been received:
http://www.sec.gov/Archives/edgar/data/944747/000110465914070557/a14-22111_1ex1.htm
r.	On October 8, 2014, Oi informed that Mr. Zeinal Bava had resigned as Director President of Oi on that date, the Board of Oi designating Mr. Bayard Paoli Gontijo to perform such functions:
http://web3.cmvm.pt/english/sdi2004/emitentes/docs/FR52399.pdf
s.

On October 17, 2014, PT SGPS announced that its Board of Directors had decided to appoint via cooptation as members of the Board of Directors to complete the current term (2012-2014), Marco Norci Schroeder and Eurico de Jesus Teles Neto in place of Otavio Marques de Azevedo and Fernando Magalhães Portella, who had submitted their resignations from their management positions:

http://www.telecom.pt/InternetResource/PTSite/UK/Canais/Investidores/Pressrel/ComunicadosLegais/2014/COM17out14.htm

t.	On November 3, 2014, Oi reported having received a firm offer from Altice SA for the purchase of assets of PT Portugal:
http://www.sec.gov/Archives/edgar/data/944747/000110465914075953/a14-23583_2ex1.htm
u.

On November 3, 2014, Oi informed that BTG Pactual stated it had held talks with parties in order to consummate a proposed acquisition for an equity stake in TIM Participações, SA, and that the proposal submitted by Altice would be reviewed by the Board of Directors:

http://www.sec.gov/Archives/edgar/data/944747/000110465914075953/a14-23583_2ex1.htm
v.

On November 5, 2014, PT SGPS announced that its Board of Directors decided to appoint via cooptation as Board member, to complete the current term (2012-2014), Jorge Freire Cardoso to replace Joaquim Anibal Brito Freixial de Goes, who had submitted his resignation from his board position: http://web3.cmvm.pt/english/sdi2004/emitentes/docs/ATOS52722%20(1).pdf

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w.	On November 9, 2014 a Preliminary Announcement of Tender Offer was made, general and voluntary, by Terra Peregrin – Participações SGPS, S.A. for the shares representing the share capital of PT SGPS:
http://web3.cmvm.pt/english/sdi2004/emitentes/docs/FR52756.pdf
x.

On November 10, 2014, PT SGPS informed of a significant fact of Oi. In view of the tender offer for PT and taking into account the constant conditions of the preliminary announcement, Oi reaffirmed the maintenance of the terms of the Swap Agreement and Option Agreement entered into:

http://www.google.com.br/url?sa=t&rct=j&q=&esrc=s&frm=1&source=web&cd=1&ved=0CCUQFjAA&url=http%3A%2F%2Fwww.telecom.pt%2FNR%2Frdonlyres%2FA7AE403B-293D-4363-B365-F5E1A81B3C07%2F1471698%2Fprop_IS_VFE.pdf&ei=sPy3VNbhHpbGsQTWpYCYDg&usg=AFQjCNEo9NMB5152NgtrIprYUXdCaSn6ug

y.

On November 11, 2014, PT SGPS informed of a significant fact of Oi. The board of directors passed a resolution pursuant to which the acts specified in the conditions listed in items vi, vii, viii and ix of paragraph 14 of the preliminary announcement of OPA will not be undertaken, as the board considers misplaced any changes to the terms set forth in the Definitive Agreements concluded on September 8, 2014:

http://www.sec.gov/Archives/edgar/data/944747/000110465914079241/a14-24206_16k.htm
z.

On November 12, 2014, a significant fact was announced by Oi. Receipt of a proposal for the acquisition by Apax Partners LLP (Apax) and Bain Capital LLP (Bain) of the operating assets of PT Portugal: http://www.sec.gov/Archives/edgar/data/944747/000110465914079673/a14-24136_9ex1.htm

aa.

On November 13, 2014, it was announced that Eng.º João Mello Franco had resigned from his position as President of the Audit Committee of PT SGPS, and his replacement via cooptation by Eng.º Alfredo José Silva de Oliveira Baptista and the nomination via cooptation of Prof. Dr. Jose Guilherme Xavier de Basto as President of the Audit Committee: http://web3.cmvm.pt/sdi2004/emitentes/docs/ATOS52843.pdf

bb.	On December 1, 2014, a significant fact was announced by Oi: an exclusive agreement had been signed with Altice:
http://www.sec.gov/Archives/edgar/data/944747/000110465914084075/a14-25394_5ex1.htm
cc.	On December 1, 2014, PT SGPS announced that Carlos Alves Duarte, Pedro Durão Leitão and Manuel Rosa da Silva resigned from their positions as members of the board of directors of PT SGPS:
http://web3.cmvm.pt/sdi2004/emitentes/docs/ATOS53100.pdf
dd.	On December 8, 2014, PT SGPS announced that Oi reported its board of directors had approved the sale of shares of PT Portugal to Altice:
http://web3.cmvm.pt/sdi2004/emitentes/docs/FR53163.pdf
ee.

On 10 December, 2014, PT SGPS released the report of its board of directors report on the advisability and conditions of the offer of Terra Peregrin: http://www.sec.gov/Archives/edgar/data/944747/000110465914086045/a14-26006_2ex1.htm

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ff.

On December 16, 2014, PT SGPS announced the proposal of its Board of Directors for shareholders to examine the sale of the entire share capital of PT Portugal, as well as the information document relating to the General Meeting to be held on January 12 2015 at the request of Oi:

http://www.google.com/url?sa=t&rct=j&q=&esrc=s&frm=1&source=web&cd=1&ved=0CB0QFjAA&url=http%3A%2F%2Fri.oi.com.br%2Foi2012%2Fweb%2Fdownload_arquivos.asp%3Fid_arquivo%3D42156C21-2C54-4E94-9601-B8081A504A2E&ei=-AW4VPW9KMTmsASCmYHYBQ&usg=AFQjCNH69og_fKxIymBD4WgQHK0UpIQvbw

gg.	On December 26, 2014, meetings of debenture holders of Oi were called, and on December 30, 2014, Oi disclosed the proposals submitted by Management to the debenture holders’ meetings:
http://www.mzweb.com.br/oi2012/web/download_arquivos.asp?id_arquivo=064F1355-DD30-43EA-91CA-3BCB1249DBAE
http://www.mzweb.com.br/oi2012/web/download_arquivos.asp?id_arquivo=310952A2-83E7-4275-8458-B74A01981077
http://www.mzweb.com.br/oi2012/web/download_arquivos.asp?id_arquivo=D9E48F62-D3CA-4EC5-820A-0B0E7BCD8265
http://www.mzweb.com.br/oi2012/web/download_arquivos.asp?id_arquivo=9A19807C-D15C-454A-9CD4-3B7A8D9CE285
hh.	On January 8, 2015, PT SGPS informed about the results of the analysis undertaken by PwC:
http://web3.cmvm.pt/english/sdi2004/emitentes/docs/FR53533[1].pdf
ii.

On January 9, 2015, Oi issued a statement about the contents of the PwC report, indicating, among others, that it would seek clarification from Mr. Zeinal Bava about the veracity of the facts referred to in that report:

http://ri.oi.com.br/oi2012/web/conteudo_en.asp?idioma=1&tipo=43097&conta=44&id=207576
jj.	On January 12, following the postponement of PT SGPS General Shareholders Meeting, Oi disclosed to the market a statement regarding such suspension:
http://www.sec.gov/Archives/edgar/data/1160846/000119312515008494/d851061dex1.htm

VIII.	ANNEXES

- Letters from the Chairman of the PT SGPS Shareholders’ Meeting;

- Four legal opinions.

The Board of Directors of Portugal Telecom, SGPS, S.A.

| Announcement	22/22

1
075820-0017-02362-Active.16797790.5		01/16/2015 12.15 PM

ANTONIO MENEZES CORDEIRO

Professor of the School of Law

of the University of Lisbon

Doctor in Law

To:

Mr. President of the Board of Directors

Of Portugal Telecom, SGPS, SA

[stamp]

BOARD OF DIRECTORS

PORTUGAL TELECOM, SGPS, SA

NOV 27, 2014

CODE 0100 Entry 20456683

Forwarding PCAJNA

[handwritten]

Dear Sir,

I hereby attach, to your attention, two legal opinions that, upon request by the Board of Directors over which you preside, were prepared by two fully independent scholars from two different schools: Prof. Dr. João Calvão da Silva, professor at the School of Law of the University of Coimbra, and Prof. Dr. Eduardo Paz Ferreira, professor of the School of Law of the University of Lisbon.

Both of them consider that Oi, SA cannot, in light of the agreements executed with PT, SGPS, SA, sell the “PT asset”: this would represent a clear breach of the letter and the spirit of the executed agreements. The Board of Administration of PT, SGPS, SA, has authority to intervene in this domain, in the name of such agreements.

I, being knowledgeable – as expected – on the matter, have no difficulty in fully understanding the conclusions reached by both professors.

In these circumstances, I have the obligation to notify the Board over which you preside regarding the seriousness of any sale undertaken by Oi, with no consequent opposition by PT, SGPS, SA, as party in the agreements executed with OI.

The only possibility to allow such a transaction would be an amendment to the existing agreements or an express authorization of the sale, implying the calling of a new Extraordinary Shareholders’ Meeting. Such Shareholders’ Meeting would exempt the Board of Directors from serious liabilities that would arise out of the sale of the “PT asset.” It is sufficient to note that such asset is valued at least six or seven times more than PT, SGPS, SA itself: the sale of the “PT asset” thus would be ruinous to shareholders. In view of such amounts, the costs of a hypothetical litigation would not be meaningful.

I am available to you and the Board of Directors, to provide any helpful legal and commercial support.

Lastly, I clarify that there is no conflict of interest: Oi SA, as shareholder of PT, SGPS, SA, holds precisely the same interest applicable to other shareholders, on the non-sale of the asset. I therefore defend all and equally the same, by majority, the Board of Directors presided by you.

Best regards,

Lisbon, November 25, 2014	[signature]

ANTONIO MENEZES CORDEIRO

Professor of the School of Law

of the University of Lisbon

Doctor in Law

To:

Mr. President of the Board of Directors

of Portugal Telecom, SGPS, SA

Copy: Mr. President of CMVM

Lisbon, January 6, 2015

Dear João Melo Franco

Following my recent communications, upon analysis of the letter from the Comissão de Mercado de Valores Mobiliários and after a long exchange of ideas with Mr. Dr. André Luiz Gomes, a highly regarded lawyer whom I admire and respect, I hereby confirm as follows:

1.	The agreements executed by and between PT, SGPS, SA and OI SA were breached, from the time the latter arranged the sale of PT, Portugal SA;
2.	Such breach entitles PT SGPS, SA, pursuant to Portuguese and Brazilian law, to terminate the agreement;
3.	Termination is retroactive and places Portugal Telecom, SGPS, SA, under the exact status it held prior to the execution of the agreement: the company receives all of PT, Portugal, SA and, in exchange, returns the shares received;
4.	Termination is extrajudicial, compulsory and immediately enforceable;
5.	Termination is not limited on account of the capital increase: the increase remains in force, but with the refund of amounts received by PT, SGPS, SA;
6.	Any “collateral” damages are born by Oi, SA: Brazilian law, on this point, is even clearer than Portuguese law;
7.	PT, SGPS, SA holds, at this time, an asset in continuous decline; should it “recover” PT, Portugal, the company would be strongly valued;
8.	Shareholders of PT, SGPS, SA, stand to benefit from the termination of the agreement : they could only consider otherwise due to lack of information.

ANTONIO MENEZES CORDEIRO

Professor of the School of Law

of the University of Lisbon

Doctor in Law

2

This strategy is easily and clearly explainable to the market. There is no difficulty to find support with the best Portuguese and – if needed – Brazilian scholars. This can be in effect as soon as the Board over which you preside allows.

The information mentioned above was not communicated, in whole, to the market and to the shareholders. I do not believe that it could be rejected ad nutum, without a careful and independent examination that, as known, was not conducted. This is crucial to validate the decision.

Regarding the general meeting: I understand this should be called off, with the arrangement of a new meeting, with the following agenda:

1.	Termination of the agreement executed with Oi SA, due to serious breach by it;
2.	Appreciation of Oi SA’s plan to sell to Altice the entire capital stock of PT Portugal SA, and authorization for such sale.

Item 2 should only be discussed if item 1 is not approved. Logically: if the agreement is retroactively terminated, there is nothing else to authorize.

Mr. President, I act independently and in connection with a grave imperative. I only intend to defend the value of the “PT share” and, thus, the shareholders’ equity, noting that I am not a shareholder.

Best regards,

President of the General Shareholders’ Meeting

[signature]

Prof. Dr. Antonio Menezes Cordeiro)

JOÃO CALVÃO DA SILVA

Professor at the Law School

University of Coimbra

PORTUGAL

Opinion

1.	Approval and communication to the market of the Second Memorandum of Understanding

1.1. On July 16, 2014, PT SGPS SA and Oi SA announced to the market that they are committed to concluding the Business Combination agreed upon in the Memorandum of Understanding dated October 2, 2013, when a New Memorandum of Understanding was signed.

a.       In the Second Memorandum of Understanding, PT and Oi agreed:

b.       PT would receive from Oi the RioForte debt in exchange of X Oi shares;

c.       PT would be entitled to a call option of the exchanged shares, with a maturity date in six years.

Purpose of the Second Memorandum of Understanding:

Provide the necessary timeframe to minimize the loss in the value of the RioForte debt;

Permit conclusion of the business combination, as soon as possible, based on the consideration agreed upon by PT shareholders.

And more may be learned upon reading this Communication to the Market of the Second Memorandum of Understanding:

JOÃO CALVÃO DA SILVA

Professor at the Law School

University of Coimbra

PORTUGAL

“PT and Oi remain committed to the conclusion of the remaining steps of the business combination, including incorporation of Oi shares by CorpCo and migration to the “Novo Mercado.” Additionally, PT notes that any eventual delay in the schedule for the merger between PT and CorpCo will not necessarily impact the purpose of migrating to the “Novo Mercado.”

1.2.     On July 28, 2014, PT and Oi announced they had come to a final agreement on the final terms of the main agreements to be executed after the Memorandum of Understanding announced on July 16, 2014.

This Communication mentions, inter alia: “Execution of the final documents is subject to approval by the PT SGPS Shareholders Meeting and the Board of Directors of Oi.”

These are the final terms of the Exchange of shares of Oi with investments in RioForte and the call option of these exchanged shares.

“Agreements – as read in the Communication – will be executed upon receiving all corporate approvals and the Exchange is subject to approval of the Comunicação de Valores Mobiliários in Brazil and must be executed on or before March 2015.”

“PT SGPS Board of Directors will request that the President of the Shareholders’ Meeting call (...) a shareholders’ meeting of PT SGPS, to be held on September 8, 2014, to deliberate about the terms in the agreement to be executed with Oi related to the Business Combination between PT SGPS and OI.”

“The terms in the agreements to be presented by the Board of Directors to the Shareholders’ Meeting (...) will include an alternative framework to the incorporation of PT SGPS into CorpCo previously announced, in order to meet the following goals:

Allow the incorporation of Oi into CorpCo and migration to the Novo Mercado to be deployed as soon as possible, with the listing of CorpCo in BM&FBOVESPA, Euronext and NYSE.

2

JOÃO CALVÃO DA SILVA

Professor at the Law School

University of Coimbra

PORTUGAL

Subject to shareholders’ approval in the shareholders’ meeting, specifically called for that purpose, PT SGPS shareholders will receive the totality of CorpCo shares held by PT SGPS, upon execution of the Exchange and prior to any exercise of the Call Option, corresponding to a 25.6% stake in CorpCo, adjusted based on treasury shares, and

PT SGPS will continue to be listed with a stake in the RioForte debt and call option as its only material assets.

2. The umbilical connection between the Second and the First Memorandum of Understanding

In view of the above, the Second Memorandum is umbilically connected to the First Memorandum of Understanding, disclosed to the market on October 2, 2013, defining the essential principles for a proposal of merger between PT SGPS and Oi, designed to create a Business Combination by establishing a single and integrated Brazilian company (“CorpCo”) to be listed on the Novo Mercado of BM&FBOVESPA, the Euronext Lisbon, and NYSE, resulting in the creation of a leading telecommunications operator, in a geographic area with approximately 260 million people and around 100 million customers.

For that purpose, Oi made a capital increase, part in cash and part in kind: this was fully paid with the contribution of PT SGPS´s operational assets and respective liabilities, fully held by PT Portugal SGPS – thus the contribution with the totality of shares representing PT Portugal capital stock as a down payment in kind by PT SGPS in Oi’s capital increase.

Under the terms in the First Memorandum of Understanding, once Oi’s capital is increased, the Business Combination will be concluded with the merger by incorporation of PT SGPS into CorpCo and its listing in the stock exchanges of S. Paulo, Lisbon, and New York.

3

JOÃO CALVÃO DA SILVA

Professor at the Law School

University of Coimbra

PORTUGAL

On March 27, 2014, the held by PT SGPS in the capital increase in kind of Oi was approved by the Shareholders’ Meeting (majority 99.87% of votes, representing 60.09% of the capital stock).

Subsequently, on May 5, 2014, PT SGPS proceeded to transfer the totality of shares representing the capital stock of PT Portugal to a securities account opened in the name of Oi to settle the increase in capital stock of PT Portugal, to a securities account opened in the name of Oi, to settle the capital increase in OI.

However, on June 30 and July 3, 2014, PT SGPS clarifies to the market that it had subscribed in the first quarters of 2014, through its then-subsidiaries PT Portugal and Portugal Telecom Internacional Finance B.V., 897 million Euros in securities of RioForte Investments SA, with maturity on July 15 and 17, 2014. This debt of the Espírito Santo group had been contributed by PT SGPS to Oi in connection with the capital increase.

Within this context of the BES/GES crisis and the non-repayment of the debt by RioForte, the Second Memorandum of Understanding communicated to the market is approved under terms that demonstrate its umbilical connection to the first.

Thus, the first communication dated July 16, 2014 is titled as follows:

“PT and Oi reaffirm their support to the Business Combination...”

And the respective text reads:

“PT and Oi announce they are committed to conclude the Business Combination...”;

4

JOÃO CALVÃO DA SILVA

Professor at the Law School

University of Coimbra

PORTUGAL

“The proposed framework intends to allow conclusion of the Business Combination, as soon as possible, based on the consideration agreed upon to PT shareholders (3.64 shares of CorpCo per PT share)”;

“PT and Oi continue to be committed to the conclusion of the remaining steps for the Business Combination.”

And the communication to the market dated July 28, 2014 is titled as follows:

“PT SGPS and Oi announce agreement on the terms to proceed with the business combination.”

Business combination is the term used in the First Memorandum of Understanding, executed on October 2, 2013, according to the Communication to the market on the same date, with the following epigraph:

“PT and Oi communicate their Business Combination.”

3.	Approval of the Second Memorandum of Understanding by the shareholders’ meeting designed to implement the Business Combination (First Memorandum of Understanding)

3.1. As announced in the communication to the market, the Second Memorandum of Understanding, similar to what happened with the first MOU (Memorandum of Understanding) was subject to deliberation by the PT SGPS shareholders’ meeting, held on September 8, 2014.

d.

e. At the meeting, shareholders deliberated to approve with 98.25% of the votes the proposal presented by the Board of Directors. And following this approval, on the same day, the agreements executing the Memorandum of Understanding disclosed on July 16, 2014 were signed, with the Exchange depending on the approval by the Brazilian Comissão de Valores Mobiliários.

f.

5

JOÃO CALVÃO DA SILVA

Professor at the Law School

University of Coimbra

PORTUGAL

It is important to refer, however, that the proposal presented by the Administration and approved by the shareholders at a shareholders’ meeting presents a certain basis and purpose – implementation of the Business Combination announced in the First Memorandum on October 2, 2013.

Since then, in several of the recitals in the Proposal in the Second Memorandum of Understanding presented by the Administration to the Shareholders’ Meeting.

e) “Following financial difficulties faced by RioForte – and its impact on the repayment conditions of RioForte instruments – PT and Oi established contacts and negotiations aiming to obtain an agreement that allowed maintenance and conclusion of the Business Combination – referred to in recital a) as PT and OI business combination, concentrating their equity into one single listed Brazilian entity (CorpCo);

K) “The execution of the agreements with Oi, including execution of the Exchange Agreement and the Call Option Agreement, will allow continuation of the business combination operation announced on October 2, 2013, however, it is not feasible to proceed with the PT merger, considering the change in PT assets, upon execution of the Exchange.”

(i) “In fact, PT and Oi understand that it is in the interest of both companies and their respective shareholders to proceed with the necessary adaptations in view of the initial announcement, with the execution of the Business Combination, compliant with the spirit of the Memorandum of Understanding initially executed, with adaptations that seem to be needed. In this sense, both companies intend to implement, as soon as possible, the Corporate Reorganization and Oi Incorporation, for purposes of migrating CorpCo to the BM&FBOVESPA Novo Mercado, with the same corporate governance standards, liquidity increase, with dispersed ownership in the market and realization of synergies created by the transaction.”

(r) Due to the materiality of this issue, PT Board of Directors decided to request pursuant to article 373, 3, in the Code of Corporations, the calling of a shareholders’ meeting to deliberate about the terms in agreements to be executed between PT and Oi under the business combination between both companies.”

6

JOÃO CALVÃO DA SILVA

Professor at the Law School

University of Coimbra

PORTUGAL

3.2. In turn, the document (dated August 13, 2014), Exhibit attached to the Proposal, has a significant title:

“Information Statement related to the Agreements between Portugal Telecom, SGPS, SA and Oi, SA, on the terms to proceed with the Business Combination whose execution will be for purposes of prosecuting the First Memorandum submitted to the shareholders’ meeting to be held on September 8, 2014.”

Shareholders approved by 98.25% the Second Memorandum of Understanding, for purposes of implementing the First Memorandum, duly adapted: due to the impossibility of having a merger by incorporation of PT into CorpCo, there should an “alternative framework that aimed to obtain, as soon as possible, the effects resulting from the merger of PT: unification of the shareholder base of both companies, with attribution to PT shareholders of shares to be held by Portugal Telecom on CorpCo upon execution of the Exchange, with admission of the negotiation of CorpCo shares in BM&FBOVESPA, Euronext Lisbon and NYSE. These effects are to be achieved as soon as possible, causing PT shareholders to, as soon as possible – but after migration of CorpCo into the New Market – hold rights over CorpCo shares” (Information Statement – Exhibit to the Administration proposal, p. 23).

This Alternative Framework, to be approved at a shareholders’ meeting, would be a decrease in PT capital stock, under which PT shareholders would receive CorpCo shares that PT would come to hold upon execution of the exchange. Under these terms, under the scope of the capital reduction, there would be no payment in cash to the shareholders, who would receive as counterpart for their cancelled shares, proportional to the share held by PT, liquid assets.

Thus, if later the Alternative Framework proposed was presented by the administration and approved by the shareholders’ meeting by a two thirds majority (article 383, 2, and article 386, 3, in the Code of Corporations), PT shareholders would, on one side, be shareholders of CorpCo – as if there was a partial merger of PT – and would no longer be shareholders of PT, the holder of the RioForte debts and the call option.

7

JOÃO CALVÃO DA SILVA

Professor at the Law School

University of Coimbra

PORTUGAL

Naturally, if shareholders fail to approve this Alternative Framework, under which they would receive all the shares of CorpCo (25.6%) held by PT SGPS upon execution of the Exchange, PT SGPS would still be holder of 25.6% of CorpCo shares and the credit over RioForte and the call option with respect to the exchanged shares.

4.	Continuation of the Business Combination (1st Memorandum) and contractual purpose (Second Memorandum)

In view of the above, there should not be any serious and consistent question about the contractual purpose intended by the parties upon execution of the Second Memorandum of Understanding: safeguarding the purposes of the Business Combination announced ab origine in the 1st Memorandum dated October 2, 2013.

And this contractual purpose is expressed in the Information Statement dated August 13, 2014 distributed to the shareholders for the shareholders’ meeting to be held on September 8, 2014, under section 5 “Grounds for the execution of final agreements”: “three potential main advantages: (i) allow the business combination to continue; (ii) facilitate the timeframe to attempt to minimize the loss of RioForte debt and allow the repurchase by PT of Oi/CorpCo shares exercising the call option; and (iii) avoid litigation with Oi.

And in section 5.1. (Continuation of Business Combination) we read:

“Final Agreements and the Alternative Framework under study would allow safeguarding the Business Combination objectives as originally announced, namely:

-	Crystallization of announced Corporate Reorganization synergies;

-	Consolidation of the shareholder bases of CorpCo, Oi, and Portugal Telecom solely in common shares negotiated at BM&FBOVESPA New Market, Euronext Lisbon, and NYSE;

8

JOÃO CALVÃO DA SILVA

Professor at the Law School

University of Coimbra

PORTUGAL

-	Diversification of the shareholder base of CorpCo such that, upon conclusion of the business combination, it would not have any shareholder or group of shareholders linked by shareholders’ agreements holding a majority of votes;

Promotion of greater liquidity of shares traded in the above-mentioned markets.”

And, in order to avoid any question, the proposal submitted by the administration is very concrete and clear, proposing:

“That, pursuant to article 373, 3, Code of Corporations, within the context of the implementation of the Business Combination, with required changes with respect to the initial announcement and once the prior conditions described above are verified, there is acceptance to proceed with the execution of the required agreements with Oi, including the Exchange Agreement and the Call Option Agreement, considering:

a)	The realization of the exchange (...)

b)	The attribution of an irrevocable call option from subsidiaries of Oi to PT (...)

5.	Eventual sale of PT Portugal: serious breach of the agreement (Second Memorandum)

The intent of the PT SGPS shareholders was based on a certain and specific sense and purpose of deliberation: the continuation of the Businesses Combination between PT and Oi agreed under the First Memorandum of Understanding dated October 2, 2013, with the required adaptation presented in the Administration Purpose as Alternative Framework.

9

JOÃO CALVÃO DA SILVA

Professor at the Law School

University of Coimbra

PORTUGAL

This deliberative intent was expressed in declaration, clear, unequivocal terms duly registered in the documents approved and the corresponding minutes.

Therefore, as part of that purpose (continuation of the Business Combination), the content of the agreements authorized under corporate deliberation of approval of the Second Memorandum of Understanding at the shareholders’ meeting on September 8, 2014, the supervening sale of PT Portugal will translate into deep change to the ratio essendi, the purpose of the corporate deliberation authorizing the Exchange agreement and the agreement with the option to (re)purchase shares exchanged by PT SGPS.

In fact, the primary purpose of the Business Combination (1st Memorandum) between Oi and PT SGPS was the creation of a leading telecommunications operator, covering a geographic area with approximately 260 million people and around 100 million customers: “the transaction will consolidate the position of both companies as leading operators in Portuguese-speaking countries, leading in every market where they operate. The combination of both groups aims to achieve significant economies of scale, maximizing operating synergies and creating value for shareholders, clients, and collaborators” (Communication dated October 2, 2013 – First Memorandum).

And the Communication continues:

“CorpCo will operate in strategic markets and will benefit from the prospective favorable growth in Brazil and consolidated operations in Portugal, prepared for economic recovery.

The Business Combination will improve deployment of strategic initiatives currently in progress, where Portugal Telecom and Oi have shared their experience and knowhow in areas such as product development, client support, engineering, operations and information technology.”

10

JOÃO CALVÃO DA SILVA

Professor at the Law School

University of Coimbra

PORTUGAL

This is the main purpose of the operation that the Second Memorandum of Understanding aims to continue, with shareholders deliberating on the approval of the Proposal submitted by the Board of Directors at the shareholders’ meeting to be held on September 8, 2014, authorizing the final agreements (Exchange and Call Option) and the Alternative Framework because and to the extent that they would permit continuation of the purposes of the Business Combination initially contemplated in the First Memorandum.

However, if after this corporate deliberation for approval of the Second Memorandum, Oi sells PT Portugal, the Primary Objective of Creating a Leading Telecommunications Operator in Portuguese-speaking countries, leading in every market where they operate, will no longer be possible, thus presenting a serious infringement against the Second Memorandum of Understanding.

In fact, with the sale of PT Portugal (better, PT Portugal assets and/or shares representing the capital stock of this company), the activity will be concentrated in the Brazilian market, instead of occupying a relevant position in the world telecommunications industry, from its geographic base in Brazil, Portugal, and Africa, creating a single multinational large company with registered offices in Brazil and listed in Bolsa de Valores de São Paulo, Euronext Lisbon, and NYSE.

6.	New shareholders’ deliberation

In this supervening context of the Second Memorandum of Understanding, approved by shareholders at the shareholders’ meeting on September 8, 2014, there is justification for the Administration to request new deliberation by the shareholders to proceed with the execution of final agreements with Oi (exchange and call option; alternative framework).

The good faith, as behavioral rule applicable to good people, imposing propriety, loyalty, honesty, and transparency, causes the Administration to request this new approval, in order to proceed with those agreements.

11

JOÃO CALVÃO DA SILVA

Professor at the Law School

University of Coimbra

PORTUGAL

We cannot see how, after requesting shareholders to deliberate about the Second Memorandum in the presumptions and with the explicit purpose of continuing with the Business Combination (First Memorandum), the Administration, disregarding the loyalty due to shareholders and the company (article 64, 1, al. b) in the Code of Corporations), could proceed with the exchange/call option/alternative framework authorized in a presumption and with a different and impossible purpose due to serious breach by Oi: continuation of a leading telecommunications operator in Portuguese-speaking countries in Portugal, Brazil, and Africa.

Even if the sale of PT Portugal is presented as needed to allow Oi to participate (as leading player) in the consolidation of the telecommunications sector in Brazil or avoid non-compliance with financial covenants by Oi, due to the high level of debt, the PT SGPS administration shall not continue to consider itself legitimate by the deliberation in the shareholders’ meeting held on September 8, 2014 to execute the exchange/call option/alternative framework, considering the large and qualitative change to the presumption, purpose of that corporate deliberation.

Loyalty and transparency adopted by the administration in its relationship with shareholders, pursuant to article 373, 3, Code of Corporations, justifies the administration to inform shareholders, clarifying the supervening change and consequent frustration of the main purpose of that deliberation, in order to ensure that, with full knowledge, they can decide if they renew the approval to continue with the exchange and other agreements, with all appropriate grounds pursuant to article 72, 5, Code of Corporations.

This is my opinion.

Coimbra, November 2014

[signature]

12

Eduardo Paz Ferreira

& Associados

Attorneys at Law RL

OPINION

REGARDING THE LEGITIMACY OF THE SALE OF OI, S.A. SHARES

OF PT PORTUGAL, SGPS S.A.

[logo:]	[initials]
Eduardo Paz Ferreira
& Associados
Attorneys at Law RL

CONSULTATION
OPINION			05
1.	The objective of the “Business Combination”: the first and second Memorandums of Understanding		05
	1.1.	The purpose of the consolidation of Oi and PT businesses	05
	1.2.	The legally binding nature of the Memorandum of Understanding: The parties’ adherence to the contractual purpose of proceeding with the Business Combination	12
2.	The limits on Oi’s freedom to sell the shares of PT Portugal, SGPS, S.A.		16
3.	The absence of a reason for Oi to refrain from executing the agreement		20
4.	Consequences of breach		21
5.	Authority of the board of directors of PT, SGPS, S.A. to execute the agreement entered into with Oi in relation to Oi’s sale of PT Portugal		23
	5.1.	General summary	23
	5.2.	The deliberation of the shareholders at a general meeting of shareholders (“general assembly”) regarding the entering into of the swap agreement and the options agreement under the scope of art. 373. o/3	26
	5.3.	Consequences of the approval of the swap and options agreements on the powers of the board of directors	36
CONCLUSIONS			40

[logo:]	[initials]
Eduardo Paz Ferreira
& Associados
Attorneys at Law RL

OPINION

We have been asked to give our opinion regarding the legitimacy of Oi, S.A. selling the shares it owns in PT Portugal, S.A., given that the respective ownership is the result of PT, SGPS, S.A.’s cash contribution to the increase in Oi’s capital that took place within the context of the Business Combination process involving these two companies, the content of which PT, SGPS, S.A. reported to the market on October 25, 2013.

More concretely, the intention is to determine whether this sale is possible even if it thwarts the objective of “consolidating the alliance” between the two companies that justified the signing of the Memorandum of Understanding, and which was reaffirmed in the second Memorandum of Understanding reported by PT on July 28, 2014. The purpose of the latter was to proceed with the Business Combination between the two companies, despite the fact that during the consolidation process, Oi became the owner of treasury investments in Rio Forte Investments via PT Portugal, and the company [Rio Forte] defaulted by virtue of the BES/GES crisis, which dictated the need to adjust the initial terms of the Combination, and agreeing to the swap of Rio Forte securities for Oi shares: pursuant to the terms of this agreement, PT, SGPS, S.A. would become fully liable for the Rio Forte debt, and in exchange, contribute its own shares to Oi (474,348,720.00 common shares and 948,697,440.00 preferred shares). In addition, in this second Memorandum, the insusceptibility of proceeding with the previously agreed upon merger is confirmed, yet, nevertheless, the agreement in relation to the consolidation of PT, SGPS, S.A. and Oi, S.A. is established, whereby the determination of the concrete terms of such are deferred to a later date.

[logo:]	[initials]
Eduardo Paz Ferreira
& Associados
Attorneys at Law RL

In addition, we have been asked about the authority of the Board of Directors of PT, SGPS, S.A. to proceed with the execution of the agreed upon Swap, the conclusion of which was approved by deliberation of the shareholders at a General Meeting of Shareholders (“general assembly”) based on proceeding with the business combination. Given the expectation that Oi, S.A. will sell PT Portugal S.A., the question is whether the approval of the swap functions to authorize the Board of Directors to proceed with its execution, namely given the exclusion of its liability, or, alternately, under what conditions can the execution of the transaction in question be considered possible by the Board, namely, given that PT, SGPS, S.A.’s equity interest in Oi, S.A. presently constitutes its main asset.

[logo:]	[initials]
Eduardo Paz Ferreira
& Associados
Attorneys at Law RL

OPINION

1.	The objective of the “Combination of business”: the first and second Memorandums of Understanding

1.1.	The purpose of the consolidation of Oi and PT businesses

The first step in responding to the question posed in the Consultation consists of analyzing the Memorandums of Understanding entered into between PT and Oi to identify the duties – assets and liabilities – that result from these agreements (as well as their respective legal nature), in order to verify the legitimacy of Oi’s sale of PT after the capital increase transaction, thereby thwarting the established consolidation of shareholdings of these companies.

The first “Memorandum of Understanding”1 entered into between the two companies affirms the intention of “consolidating an alliance” between PT and Oi, with the “objective of developing a telecommunications project of global scale, which enables cooperation in various areas via this industrial alliance (…)”. Pursuant to such “Industrial Alliance”, a single company, Telemar Participações, S.A. (TelPar) or another company organized for this purpose would carry out the combination of PT and OI’s activities and businesses. This text of the Memorandum also states that, “the Industrial Alliance established between Oi and Portugal Telecom (…) encompassing a strategic partnership and cooperation in various areas permitted the identification of potential synergies, efficiencies, and opportunities, the full use of which depends on the effective combination of activities and businesses of these companies via the formation of CorpCo”. It adds, “via the consummation of the Transaction, one single company would control and manage Oi and PT activities and businesses, thereby speeding

1 Memorandum of Understanding with Oi, AG Tel, Bratel Brasil S.A. (“Bratel Brasil”), PASA Participações S.A. (“PASA”),, LF Tel, EDSP75 Participações S.A. (“EDSP75”) (jointly with Tpart, “Oi Holdings”, BES, and Ongoing, which define the essential principals for a proposed merger (the “Combination of Businesses”) between the Portugal Telecom and Oi groups and Oi Holdings, to establish a single company, Tpart, or a new company created for such effect (in either case, “Corpco”).

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Oi’s growth in Brazil, increasingly leveraging and enhancing the capacity to innovate and gel the value of the synergy”. All this would be via “the formation of a single large-scale multinational company (…), which would integrate the shareholdings of TelPart, Oi, and Portugal Telecom”.

Therefore, what was at stake ab initio was a corporate consolidation transaction, to which both companies committed, also assuming the commitment to a particular structuring of such, notwithstanding the need to amend it.

To that effect, as reported by Portugal Telecom on October 2, 2013, the initial plan, following the first Memorandum of Understanding, was the merger of PT and OI via the creation of a new company, under Brazilian law (“CorpCo”). Following the conclusion of the transaction, CorpCo shares would be eligible for trading on the BM&FBOVESPA [Bolsa de Valores, Mercadorias & Futuros de São Paulo (São Paulo Securities, Commodities, and Futures Market)] Novo Mercado segment, Euronext, and the NYSE. A merger was envisioned via the integration of PT and following a particularly complex process, namely involving the creation of a new company2, in accordance with a set of varied and conditional steps as described in the aforementioned Statement:

(i)	Increase in Oi Capital;
(ii)

Portugal Telecom subscription to convertible notes (AG Tel and LF Tel debentures convertible into shares) and Oi convertible notes exchangeable into preferred shares held by AG Tel and LF Tel, both to be issued by AG Tel and LF Tel, followed by AG Tel and LF Tel’s subscription to convertible notes (convertible into Tpart shares) to be issued by Tpart, providing the necessary funds for the settlement of these entities’ net debts, totaling 4.5 billion Reais (1.5 billion Euros);

2 We are not standing before a case of merger by concentration. The merger will take the form of a merger via incorporation, even if it is incorporated into a new company established expressly for such purpose, and not from integration to Oi. The establishment of a new company, prior to the merger, despite solely for the process in question, constitutes a case of merger by incorporation and not merger by concentration.

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(iii)	A swap of shares held by Portugal Telecom in CTX and Contax for AG Tel and LF Tel shares, which as of this date will only own Oi and Tpart shares;

(iv)

Merger of PASA into AG Tel, EDSP75 into LF Tel, and subsequent merger of AG Tel, LF Tel, and Bratel with Tpart. After this step, Tpart will only own Oi shares, and will not have any debt, or will have cash or the equivalent thereof to pay off its debts;

(v)

Admission of CorpCo shares for trading on the Novo Mercado of BM&FBOVESPA, and transfer of Oi shares to CorpCo, whereby Oi becomes a fully owned subsidiary of CorpCo, and the existing shareholder agreements are terminated. Each Oi common share would be swapped for a CorpCo common share, and each Oi preferred share would be swapped for 0.9211 CorpCo shares. The proposed swap terms were established based on the average quotations of the volume of common and preferred Oi shares in the past 30 days;

(vi)

Merger by incorporation of PT into CorpCo, with CorpCo as the surviving company. On the date of its merger with CorpCo, Portugal Telecom would not have any significant liabilities or assets other than the CorpCo shares;

(vii)	As a result of the aforementioned steps, Portugal Telecom shareholders would receive a number of CorpCo shares equivalent to the number of CorpCo shares held by Portugal Telecom.

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Pursuant to the terms of report dated March 11, 2013, regarding the Information Statement related to the Business Combination (corresponding to the document sent to the U.S. Securities and Exchange Commission), the following were the reasons behind the business combination:3

-	To permit the creation of a single large-scale multinational telecommunications company, with a head office located in Brazil
-	To maintain activities under the trade names Oi and PT in their areas of operation
-	To deepen the Oi and PT consolidation for the purpose of achieving economies of scale, maximize operational synergies, reduce operational risks, optimize the efficiency of investments, and adopt best operational practices
-	To consolidate Oi and PT shareholders as owners of a single category of common shares listed on the Novo Mercado segment of BM&FBOVESPA\

PT’s participation in OI’s capital increase (settled on May 5, 2014) was approved at a general shareholders’ meeting dated February 24, 2014, as per PT’s statement dated March 27, and was carried through via the contribution of assets that consisted of all the operational assets held by Grupo Portugal Telecom and corresponding liabilities, with the exception of Oi, Contax, and Bratel’s own shares held directly or indirectly by PT. Strictly speaking, part of the new shares issued by Oi were subscribed to by PT via a cash contribution corresponding to all the PT shareholdings in PT Portugal, SGPS, S.A., a company that until now held all of the referred to operational assets.

3 Pages 3 and 57.

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In this process, OI became the owner of PT Portugal, SGPS, S.A.’s shares, conferring it with apparent authority to sell this company. Taking into consideration the objective of the signed agreement to create a Portuguese and Brazilian multinational, it is pertinent to determine whether Oi’s sale of PT Portugal is legitimate, especially since the intention of proceeding with the Business Combination was reaffirmed, even though adjusted, in the second Memorandum of Understanding4, via the establishment of alternate measures to conclude the consolidation of the shareholdings of the two companies.

The need to adapt the terms of the initial Business Combination by virtue of the situation of GES did not in fact dictate the abandonment of the initial intention of the business consolidation. As indicated, among the assets that PT contributed for Oi’s capital increase, were the securities of Rio Forte Investments, S.A., a GES company, which matured on July 15, 2014, without the corresponding obligations having been settled. These were in fact held by PT Portugal, whereby at the time of capital increase, they were passed on to the Oi balance sheet.

Notwithstanding these adjusted circumstances, PT and Oi reaffirmed their intention to proceed with the Business Combination. This intention, even in view of the new circumstances resulting from the failure to pay the Rioforte securities at maturity, led to the signing of a new Memorandum of Understanding, which was confirmed in various documents (Statement dated July 16, 2014, whereby PT and Oi reaffirm their support for the business combination; Statement dated July 28, 2014, with terms for proceeding with the business combination; Statement dated August 13, 2014, regarding the proposal to present to the general shareholders’ meeting on September 8, 2014).

The second Memorandum of Understanding, announced by PT on July 16, 2014, is intended to express the “maintenance and consummation of the Business Combination”, establishing the principles for an agreement in view of this goal. That is to say, the PT Merger loses viability in view of the change in composition of PT’s assets after the execution of the agreed upon Swap, but an alternative means is set forth for the business consolidation of the two companies. Various obligations result from this Memorandum:

4 See PT Statement dated July 28, 2014.

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-	The general obligation to proceed with the initial Business Combination, with the alternations agreed upon in the Memorandum
-	PT and OI’s obligation to enter into, in implementation of the Memorandum, the Swap Agreement and Option Agreement (under Brazilian law), pursuant to the terms set forth in the Consultation (which will be signed on September 8, 2014, as per the Statement regarding the deliberation of the general shareholders meeting).
-	The obligation of to adopt all measures necessary to execute these agreements, namely:
¡	Obtaining approvals from the OI Board of Directors and PT shareholders at a General Shareholders Meeting
¡	OI obtaining the approval of the Securities and Exchange Commission of Brazil (CVM) for the purchase of OI’s own shares as a result of the Swap Agreement.
¡	The transfer of the Oi shares that are the object of the Option to the Oi subsidiaries and Rio Forte securities to PT within 3 business days of CVM’s approval.
-	The obligation to use efforts to implement the corporate restructuring and carry out the Oi merger.
-	PT’s obligation to provide shareholders, at the General Shareholders Meeting, with an alternative structure to the Merger to integrate the companies’ shareholdings.

As can be seen in the informational document dated August 13, 2014 regarding the agreements between PT and OI in relation to the terms for proceeding with the Business Combination, such document foresees possible alternative scenarios to those initially set forth. In the initial version, the Business Combination was established based on three large steps. These are:

(i)

The simplification of the CorpCo control structure via corporate restructuring of the various holding companies, direct and indirect CorpCo shareholders: PT is to directly own Oi shares corresponding to its indirect equity interest in CorpCo.

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(ii)

Simultaneously, all Oi shares being incorporated into CorpCo, whereby Oi shares are swapped for CorpCo shares, thereby transforming Oi into a full CorpCo subsidiary. CorpCo shares must be eligible for trading to the Novo Mercado segment of BM&BOVESPA, Euronext Lisbon, and the NYSE.

(iii)	Finally, PT merging via incorporation into CorpCo, and the PT shareholders becoming CorpCo shareholders.

In view of the altered circumstances, the new structure excludes the last phase of the process, that is, the merger of PT, and sets forth an alternative plan for the unification of the PT and Oi shareholdings. As listed in the aforementioned Informational Document dated August 13, “PT and Oi deem that the reasons that justify both companies and their shareholders continuing the process of Business Combination already started with the participation of PT in the Oi capital increase are still valid, even though it has to be adapted as necessary to reflect the new circumstances that have arisen in the meantime. In fact, notwithstanding such adaptations, the conclusion of the simplification of the shareholder structure of CorpCo remains valid and positive, and so does the incorporation of Oi into CorpCo (…)”. The plan would rest on two pillars:

-	The reduction of corporate capital with the handing over of PT shares in CorpCo to shareholders (that are not object of a Swap), in proportion to their equity interest in PT (approximately 25.6% of CorpCo).
-	CorpCo would be listed on Euronext Lisbon, whereby definitive agreements with PT must set forth the obligation of adopting necessary due diligence in relation to the listing.

As stated in the Statement dated August 13, 2014, PT and Oi uphold the “goal of unifying the shareholder bases of the two companies in the most prompt and efficient manner possible, such that PT shareholders would receive, as soon as possible after the Merger of Shares and the migration of CorpCo to the Novo Mercado segment, the CorpCo shares that PT would hold upon implementation of the Exchange, corresponding to approximately 25.6% of CorpCo’s share capital”.

For the aforementioned alternative structure to move forward, the PT shareholders would become direct owners of CorpCo shares – as if the PT merger was partially carried out – and keep their equity interest in PT, which would remain owner of the Rio Forte securities. According to the referred to Informational Document dated August 13, the alternative structure under examination would permit the integral upholding of the principles of the initial agreement in relation to the objective of unifying both companies’ shareholdings as quickly and efficiently as possible, and fulfilling the initial purposes, namely, solidifying the synergies resulting from corporate restructuring and consolidating CorpCo, Oi, and PT shareholdings.

Despite the fact that the Memorandum of Understanding still does not have a concrete commitment of the terms pursuant to which the alternative structure would come into effect, the commitment to proceed with the business combination is clear, whereby the swap agreement and the option agreement are intermediate steps for achieving these objectives.

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1.2.	The legally binding nature of the Memorandum of Understanding: The parties’ adherence to the contractual purpose of proceeding with the Business Combination

PT and OI’s commitment to establishing an alternative structure that enables the Business Combination emerges from the second Memorandum of Understanding, pursuant to the terms set forth, whether it be the aforementioned structure, or another. In fact, despite the concrete alternative form of a merger not being defined, the

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objective of consolidating the two companies is clear, binding, and involves the restriction of the parties’ autonomy, notwithstanding the nature of the Memorandum of Understanding, whilst a preliminary agreement or “mitigated” form of contracting.5

The second Memorandum now essentially reveals that in addition to the promise of concluding swap and option agreements, there is a firm commitment by the parties to obtain a certain contractual scope. In effect, in the context of a set of complex negotiations to proceed with this same common objective, PT and Oi, in the Memorandum, reach the essential agreement in relation to proceeding with the business combination, committing to the continuation of negotiations only in relation to technical plans to find the concrete form of achieving the contractual objective already signed.

Therefore, this Memorandum of Understanding substantiates a base agreement, where certain principles and defined aspects are contractually consolidated, binding the parties in relation to the essential content thereof. That is, despite the concrete means having yet to be defined, the intended objective is clearly outlined and is coherent: the parties are obligated to respect the terms of the signed agreement and the negotiations must proceed in accordance with the negotiated terms already set forth6. In other words, despite the agreement still being incomplete, the base business deal is valid and binding. This binding nature is not subject to “mitigated” contracting that could be assigned: it gives rise to true legal obligations, even though they are different from classic ones. Appraising what these obligations are depends on the interpretation of the agreement.

To the extent to which the deal between PT and Oi seeks to proceed with the business combination of the two companies – even if a merger does not take place - any measure that hinders such combination, undertaken by either of the parties, contradicts the Memorandum of Understanding, and is susceptible to triggering the general consequences of default. In addition to the obligation of entering into the swap agreement and the option agreement, the agreement results in the imperative obligation of proceeding with the consolidation of the companies’ shareholdings, and indirectly prohibits Oi, in disregard of the business combination, from selling its equity interest in PT Portugal, thereby rendering the contractual intention of proceeding with merging the two companies meaningless.

5 See MENEZES CORDEIRO, Commercial Law, 3rd ed., Coimbra, 2012 569 ss.

6 See MENEZES CORDEIRO, Commercial Law cit., 571, regarding base agreements.

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This is in fact the interpretation of the parties’ wishes, and if there are any queries, the complementary interpretation of the agreement. As noted, despite being based on the parties’ individual statements, the interpretation must take into account the whole business deal, taking diverse elements into consideration: in vertical terms, the content of the business statements and circumstances surrounding which they were issued, among others, must be taken into consideration; in horizontal terms, the whole where the clause interpreted is a part thereof, the type of agreement in question, the vast context in which the business deal exists, are all relevant.7 Pursuant to the terms of article 236 of the Civil Code, the objective is always to discover the meaning that a normal listener, placed in the context of the real listener, can deduce from the declarant’s stance, provided it is reasonable. For such, as listed in the preliminary draft of Rui de Alarcão, “the circumstances relevant to interpretation can be current to the business deal, as well as prior, or posterior to its conclusion”.

From the agreement itself and surrounding elements, we can confirm that the parties agreed to the share swap and call option based upon the necessary assumption that the business combination would take place: it is in this context that PT and Oi agreed to enter into the share swap and call option. English law sometimes mentions contextual interpretation, which establishes paying attention to the context or background, provided it is reasonably accessible to the parties.8 In this case, the Memorandum of Understanding directly suggests that the swap and option are an intermediate way of achieving the objective of proceeding with the business combination. That this is legally binding upon the parties results from the Memorandum itself, and if necessary, also good faith, herein

7 MENEZES CORDEIRO, Study I/1 cit,. 755

8 English law sometimes mentions contextual interpretation, which establishes paying attention to the context or background, provided it is reasonably accessible to the parties. The background was called the “matrix of fact” by Lord Wilberforce. See JILL POOLE, Contract Law, 9th ed., Oxford, 2008, 261.

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considered an interpretive guideline. Remember that, in business negotiations, this principal must be adhered to, and therefore, to the fundamental values of the legal system, as established in court decisions.9 The intention is to seek legal solutions that provide “constituent justice and controllable legitimacy”,10 hindering results that place basic legal principles in question: at the limit, the deal itself would be affected, in its subsistence. What is sought after is “contractual justice”.11

The consideration of these legal principles in the interpretation of the agreement is especially important considering the nature of the agreement, given that it is an agreement that seeks the parties’ entrepreneurial integration, and in that sense, pursues a collaborative structure with certain stability.

The purpose of interpretive guidelines is to be able to gain proximity to the relevant content of the deal, and assess the parties’ enforceable obligations. “Interpretation based on interests” (interests of the parties’ interpretation) is sometimes discussed, which undoubtedly involves an appeal to good faith, handled as a normative element. The establishment of the parties’ real will depends on considering the “fair” sense or good faith: the preference is for the “fair interpretation of the agreement (…): now, fairness is not only established between the contracting parties but resorts to normative judgment of the fairness of the agreement”. With this appeal to fairness, good faith, fairness, and justice, we are yet to put into practice – it should be noted – the traditional model of discovery of the parties’ wishes: the “fair person” normally wants a “fair agreement”12. Good faith, for its part, incorporates the idea of fairness, not having any overlap of “contractual justice” by the Tribunal upon the parties, since the interpretation of the agreement is always exercised.

9 See, in that sense, the agreement listed by MENEZES CORDEIRO, Study of Portuguese civil law, vol. I – General Part, number 1, Coimbra, 2005, 757: RLx Oct-2-1997 [CJ XXII (1997) 4, 100-102] and RLx Jan-22-1998 [CJ XXIII (1998), 89-93].

10 MENEZES CORDEIRO, Study I/1 cit., 770 s

11 See MADALENA PERESTRELO DE OLIVEIRA, “unenforceability” in the contractual relationship: interpretation of the agreement and heteronomy, Law 145 (2013), III, 523-551.

12 See MADALENA PERESTRELO DE OLIVEIRA, “unenforceability” cit., 541.

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Therefore, even if the binding nature of proceeding with the business combination does not expressly or directly result from the real will of the parties, we would be safely led to the same result by virtue of a complementary interpretation of the agreement (supplementary interpretation), which does not seek the legally relevant will of the parties, but the objective regulation of the agreement, which is clear via reference to good faith.13 In view of the insusceptibility of deriving the contractual sense merely from the parties’ will, an integrative interpretation is used, which is one step ahead of the interpretation, it is a development: it is the interpretation of the parties’ stipulations to discover and establish the contractual content as regulation. The agreement is interpreted as “regulation in force”.14 In this sense, the ex bona fide solution must always be investigated, despite the parties’ will being evident, given the reliability and primacy of the underlying concreteness: “the combination of the parties’ wishes and good faith, with the predominance of the latter, leads to the resolution of the objective hypothetical will”. Therefore, “the parties’ fair will is reconstructed in view of the reality and values present, if, in all fairness, it had been omitted”.15 In this case, there are no gaps or queries, given that the objective of seeking an alternative to the merger was expressly set forth in the agreement.

2.	The limits on Oi’s freedom to sell the shares of PT Portugal, SGPS, S.A.

Notwithstanding what is set forth herein, one can think that Oi could always sell the shares in PT under the scope of entrepreneurial autonomy, and that it cannot be restricted. In being a corporation, characterized by the free circulation of shares, the conclusion would be even clearer.

13 MENEZES CORDEIRO, Study I/1 cit., 772. As PEDRO PAIS DE VASCONCELOS writes, Agreements cit., 385 ss., the integrative interpretation is one step ahead of the interpretation, it is a development in the interpretation of the agreement. It goes beyond the interpretation of the parties’ stipulations to discover and establish the contractual content as regulation. The agreement is interpreted as “regulation in force”.

14 PEDRO PAIS DE VASCONCELOS, Agreements cit., 385 ss.

15 MENEZES CORDEIRO, Study I/1, 776 and 774, respectively.

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It is simply not the case: along the lines of what is set forth herein, the agreements entered into intended the business combination of Oi and PT, with the principle of good faith introducing a set of limitations to Oi’s actions under this scope, which are especially clear if one keeps in mind that Oi’s participation in PT was acquired solely and exclusively as an intermediate step in a broader business deal that was to end with the business combination of the two companies, and that even after the changes associated with RioForte’s default, this objective was reaffirmed.

It is no use appealing such, since it is against the acknowledgement of such limits, the liberty that the shareholder benefits from, or the nature of the shares, or the corporation. There are restrictions that are expressly admissible by law to the free transfer of the shares, which deny the idea of defacing this type of share ownership potentially inherent to such restrictions. On the other hand, there is not a shadow of a doubt that the consecrated liberty in the law cedes when the system calls upon it: the question is knowing if and where this freedom ends and where the principles of good faith enter, whereby one cannot simply appeal to the freedom to block the intervention of the principle pacta sund servanda or the principle of good faith. What one can say is that the restriction to the right to transfer must be adequate, necessary, and proportionate to the end sought after (the conclusion of the envisioned contractual end, i.e., the business combination).

The first of these limits is, as stated, a direct result of the agreement: the Memorandum itself implicitly dictates Oi’s duty to refrain from transferring the shares held in PT Portugal, SGPS, S.A. Such prohibition of sale is not expressly listed in the agreement, nor does it need to be: it is a necessary outcome of the equity interest in PT having been acquired as a cash admission to PT, SGPS, S.A. for Oi’s capital increase, which in turn merely constitutes an intermediate step to finally achieving the merger of PT, rectius (in its modified version) the consolidation of the two companies’ shareholdings, which should operate jointly. There is not a shadow if a doubt that this prohibition is a clear outcome of the Memorandum. The binding nature of this last restriction is discussed above.

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The second limit results from the principle of good faith, which is effective under the general terms that the Parties expressly assume under the Memorandum of Understanding. Thus, the first Memorandum (p. 1) states that “the Parties agree to negotiate in good faith, as of this date based on the terms and conditions set forth herein for consummation of the Transaction.” It shall “aim to bring together the activities and business developed by Oi and Portugal Telecom, especially in Brazil, Portugal and Africa.” The express provision of the obligation to negotiate in good faith implies, as is clear, that measures and actions incompatible with the goal to consummate business, as with the sale of PT Portugal, are prohibited.

The principle of good faith in its two components is involved: protecting the trust and primacy of underlying materiality. On the one hand, the principle of protecting trust corresponds to the legitimate expectations of the counterparty. In this case, even if the duty to not sell was not a contractual duty likely to be removed from the contract by interpretation, it would always result from the principle of conserving trust: there is a situation of trust,16 justification for such trust, an investment in trust and the attribution of a situation of trust. On the other hand, the principle of primacy of underlying materiality requires that substance of behavior be met, not simply formal compliance with the law (as would be if we were satisfied, in consideration of the issue, with the appeal to the operative freedom of Oi as owner of the corporate interest under analysis).

The relevance of the principle of good faith, regardless of contractual provision, is clear in our legal system: members of a complex obligational relationship, the duties of good faith are traditionally presented as ancillary or side duties of good faith, supported by

16 See MENEZES CORDEIRO, Treaty 1/1 cit., 411. Note that evaluation of the requirements to protect trust, expressed in terms of a mobile system, does not consider the intensity with which they are found: the greatest intensity of filling one or more demands will be reflected by a lesser demand compared to the others; just as the lesser intensity of one shall involve a higher demand for the other.

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Articles. 762/2 and 239 of the Civil Code17 and obliging the parties, in a contractual dispute, to refrain from conduct that could distort the objective of the business or unbalance the order of benefits entrusted thereto (i.e., duty of non-competition, of not to enter into contracts incompatible with the former, confidentiality);18 while pre-contractual duties, based on Article 227 of the Civil Code, the duties of loyalty censor the in contrahendo behavior assumed, that thwart the trust of the counterparty or only formally comply with the Law;19 in the post-contractual phase, such duties may persist in order to protect the contractual scope after formal completion of the provision.20,21

17 The issue, in this context, does not need to be developed. See, MENEZES CORDEIRO, Treaty [Tratado] ii/1, cit., 466 ff. It is founded in Portuguese law. CARLOS MOTA PINTO, Assignment of contractual position, Coimbra, 1982, 337, initially clarifies the content of the complex contractual relationship, distinguishing within it, alongside the main duties, the secondary duties of a provision, the features of which allow for separating secondary duties with an independent provision - is a substitute provision of the primary provision, which is a provision coexisting therewith - and the secondary duties, accessory to the principal provision, which is not independent from such, exclusively directed to the achievement of interest in credit. In addition to these duties, the author further mentions the side duties that are not geared towards the interest in fulfilling the primary duty of a provision, characterized by an auxiliary duty of achieving the purpose of the contract and protecting the person or property of the other party against the risks of concomitant damage: it involves the duty to adopt certain behaviors, imposed by good faith in view of the purpose of the contract (Articles 239, and 762 of the Civil Code), and may take active content (statement, information, cooperation with the counterparty, protection thereof, etc.) or omission (failure to take action, resulting in harmful consequences to the provision or to the area of the counterparty or generally involving any danger in achieving the contractual purpose). MENEZES CORDEIRO, Good faith [Boa Fe] cit., 604, sets apart, for his part, alongside the main duties, ancillary duties (protection, clarification and loyalty). Also see PAID DE VASCONCELOS, Atypical contracts [Contratos atipicos] cit, 409, and CARNEIRO DA FRADA, Contract [Contrato] cit, 37, distinguishing the main or primary duties of provision – by which one aims to achieve the decisive purpose of forming a contractual obligational bond – the accessories’ duties of the principal provision - which are in an ancillary relationship with the main purpose as they seek satisfaction of the interest that the lender has therein - and the substitutive or complementary secondary duties - which substitute or complement the principal provision, if there is a vicissitude to justify its appearance (such duties, different from the position of MOTA CARLOS PINTO, will not be ancillary duties of the principal provision, so that they only may arise in the development process of the contractual obligational relationship when circumstances arise that disturb execution of the duties to provide principal ones). In addition to these duties, there are also, in the author’s opinion, side duties aimed to safeguard other interests, other than interest to perform, which must be reasonably taken into account by the parties in the course of their relationship: including duties to inform and advise, cooperation, confidentiality and non-compete, custody and surveillance and loyalty, for example. Also note that, under side duties, it is possible to distinguish, in view of the function they perform, duties with a positive purpose - pursuing an interest related to the provision - and duties with a negative purpose - duties to protect, intended to protect the counterparty from the risk of damage to his person and property.

18 See MENEZES CORDEIRO, Good faith in civil law [Da boa fe no direito civil] (3rd Reprint of the 1984 edition), Coimbra, 2007, 606 and 607.

19 See MENEZES CORDEIRO, Good faith [Da boa fe] cit., 555.

20 See MENEZES CORDEIRO, Post-effectiveness of obligations [Da pos-eficácia das obrigações], Lisbon, 1984, 31. In these cases, they are ancillary duties without a primary duty.

21 Also see, e.g., Arts. 465, a) 1161 and 1162 of the Civil Code.

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The importance of the role of ex bona fide duties throughout the term of the contract, before its execution, and after it been completed, is therefore clear. In this case, such duties, pending a lasting and obligatory relationship, require fair behavior, which guarantees compliance with the purpose of the contract: this duty will clearly be violated if PT Portugal is sold by Oi.

On the other hand, the corporate bond itself gives rise to a duty of loyalty by Oi: aiming for corporate integration of the two companies, although not already originally provided for, it is the corporate principle of fairness that demands to be applied; concerning a transaction aimed at combining the business of PT and Oi, it is not only the duty of general good faith that is violated, but also the very principle of corporate fairness22.

3. Lack of cause for non-performance of the agreement by Oi

It should be added that there is no legitimate cause, in this case, that justifies non-performance of the agreement by Oi and thus, breach with the principle of pacta sunt servanda, fully applicable hereto, regardless of classifying the Memorandum of Understanding as a form of mitigated contracting. Not only is it irrelevant to the case, the need for a cash inflow from the sale, given participation, as a protagonist, in the consolidation of the telecommunications industry in Brazil and the need to avoid the violation of financial covenants with financial entities, as there is no change in circumstances that would allow dissociating that which was agreed to.

22 See ANA PERESTRELO DE OLIVEIRA, Groups of companies and fiduciary duties, Coimbra, 2012, passim.

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In fact, the possibility of petitioning a change to the circumstances that are legally relevant to Oi is actually ruled out, which, faced with the devaluation of the Rioforte debt securities, could unilaterally dissociate from that which was initially contracted and to sell the interest concerned. Even if such an event could possibly be considered a modification of the relevant content of the contract – since, although it leaves the provision untouched, it refers to a specific aspect of an obligational rule,23 which is the intrinsic value of PT – it cannot, in casu, justify the dissociation of Oi. Even if we admit the importance of this change, unpredictable by the parties and that conditions to a large extent the will or at least the format under which the parties wish to contract, such change was specifically considered by Oi in the second Memorandum of Understanding. This was what determined that the merger would not go forward, however, expressly consecrating the intention of maintaining and consummating the Business Combination. Thus the parties, in a conscious and informed manner, excluded the opportunity to petition for dissociation in this manner.

Rather, as we have shown, it results from combined reading and interpretation of the two Memoranda of Understanding, that Oi was impeded from selling PT. Therefore, conclusion of the sale of PT by Oi would thus make it be in default of the Memorandum, which by its nature, would come close to breach with an obligation.

4. Consequences of breach

First, whereas the sale of PT constitutes breach with an obligation, PT shall not be required to wait for the realization of breach, i.e., for the actual sale of the company, to operate the mechanisms related to this situation. Oi presenting a serious and definite intention to sell PT may be treated as a statement of breach, subject to certain conditions.

23 See MENEZES CORDEIRO, Treaty of Portuguese civil law [Tratado de direito civil português], 11, volume IV, 260.

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Of course, it is essential to be careful in interpreting this declaration. The law requires a series of marks to subject the defaulting debtor to the consequences of breach, so it is necessary to examine whether it would worsen their position before the end of this long process. Therefore, such a declaration, in order to be legally relevant, must be pure, serious, definite, conscious and legally possible. With regard to purity, the declaration of breach should be different from the manifestation of doubts regarding the enforceability of the contract or presenting external difficulties. The other requirements point to the need for a final decision, which does not allow for termination. Now, admission of a positive decision by Oi’s board of directors with regard to the sale could be seen as a declaration of breach and trigger the typical effects thereof.

In cases of declaration of breach in complex obligations – as is the situation that is the subject of the Inquiry – one must analyze, in particular, which of the services is affected. In this case, the sale of PT constitutes the violation of a negative obligation, which jeopardizes the substance of the two Memoranda executed by Oi and PT.24 Thus, the consequences of this declaration will not normally be associated with obligations for a limited period, because they do not correspond to the realization of a provision due, but rather the violation of a negative obligation. Therefore, the findings pointed out under this declaration will have to be adapted. In this case, the legal relevance of the declaration will trigger the consequences of definitive breach associated with positive violation of the contract.25

24 Note that the legal effect given to the declaration of non-compliance is immense. As it concerns a pure obligation, it causes maturity of the obligation, if the obligation is not being due, it becomes immediately due and as the obligation is past due, cautionary challenging will be waived, immediately leading to definitive non-compliance. See MENEZES CORDEIRO, Declaration of non-performance of the obligation, The Law [A declaração de não-cumprimento da obrigação, O Direito], The Law, year 138 (2006), 1, 25 - 38 (37).

25 The institution was created in 1902, by HERMANN STAUB, which held that a contract could be violated not only by omission, at maturity, of the appropriate conduct, but also by the attitudes of the debtor, including violation of a negative duty, erroneous performance, lack of a provision in successive performance agreements and declaration of non-compliance. See, on the matter, in all, MEZES CORDEIRO, The declaration [A declaração] cit., 29.

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The consequences of breach by Oi will be, in particular, its civil liability, by obligation, that will involve presumption of fault (guilt, illegality and causation). It does not mean that PT will not suffer damage from the sale. It will at least suffer the damage of abandoning its voice in the Portuguese-Brazilian market. Also, the resolution, in general terms, is a mechanism susceptible to application in the case, dictating contract termination generally implies retroactive destruction of all the effects to the date of the termination. It is only not so in cases of continuous contracts in which a consequence of this type would suggest that it could never be terminated, because of the great difficulty in returning what has already been provided. In this case the retroactivity of the resolution would undermine the very validity of the sale of PT by Oi to third parties.

5. Authority of the board of directors of PT, SGPS, SA to execute the agreement executed with Oi in terms of the sale of PT Portugal by Oi

5.1. General summary

The issue of the authority of the PT board of directors to proceed to execute the agreement with Oi must still be analyzed. As a starting point, recall that acts being performed fall under the authority of the board of directors. Indeed, whether the sale of shares or the purchase of debt securities - maxime in the form of a swap - or the execution of an option agreement, are, prima facie, issues of management, under the authority of the board of directors, pursuant to Articles 405 and 406 of Code of Corporations.

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With regard to issues of management, a principle of independence of the board with regard to the shareholders applies, which shows that such matters are excluded from the authority of the general assembly , except management itself decides to submit them to resolution by the shareholder (Article. 373, 2/3). The legal division of authority in a socieade anonima (corporation) is therefore different from that which applies in sociedades por quotas (limited liability companies, where the general assembly is, of course, legally authorized to act on issues of management, and may, in particular, instruct management, as follows from Article 259, which determines the need for management to exercise its authority with “respect to the decisions by the shareholders” as well as Article 373/3, applicable to corporations, as well as the general nature of limited liability companies, as contrasted with sociedades de pessoas . Still, even in the system of corporations, the general assembly is the sovereign body, as it has not been elected or appointed by others, however it is not endowed with absolute power. The board of directors, although it is in a position subordinate to the general assembly, which elects it and examines its activities, may perform its duties independently of (and perhaps even against) the will of the general assembly.26

In this case, the board legitimately opted to cause intervention of the shareholders, under Article 373/ 3, although, as we shall see, this was not legally required. The rule in question is, above all, a means to protect the management body against the liability risks associated with management.

Thus, the resolution of the general assembly was subject to the decision to execute the swap agreement and the option agreement, and the proposal was approved, taking as an assumption, explicitly in the second Memorandum of Understanding, the completion of Business Combination as announced to the market on October 2, 2013, and February 19, 2014, including the creation of a telecommunications operator in Portugal and Brazil, only with the amendments set forth in the second Memorandum.

26 See CALVÃO DA SILVA, Conflito de interesses e abusos do direito nas sociedades [Conflict of interest and abuse of the law in companies, in Estudos juridicos (Pareceres) Legal studies (Opinions), Coimbra, 2001, 105-143 (108),

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In view of the resolution of the general assembly and the prospect of changing the scenario in which it was adopted, there are two aspects that must be taken into account:

(i)	On the one hand, as there was a prior resolution of the general assembly on the subject that is now being addressed, it is legitimate to question whether, the assumptions on which it was adopted having been changed, this continues to justify the board’s actions or perhaps better, if the board retains authority in the matter or whether there must be new intervention by the general assembly, being a burden because it excludes its liability, or a true legal duty. That is, even if the intervention of the general assembly was not compulsory in the first phase, from the time the board included the statement by the shareholders, it is linked to the meaning of this decision, maxime because of the board members’ fiduciary duties towards the shareholders, in addition to, of course, the additional liability risks that would result from breach with the resolution. Therefore, if there is any substantive change in the conditions that led to the approval of the general assembly, there naturally arises a question of the legitimacy of the board members to practice the corresponding acts.

(ii)	On the other hand, recall today the existence of issues which, by their importance and structural impact and position of the shareholders are accepted, and demand intervention by the general assembly: in such cases, there is a real legal duty of the board members to convene the assembly, not just a right or even a burden tending to exclude liability. That is not, however, the present case, as we will see below.

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5.2	The deliberation of the general assembly regarding the swap agreement and the option agreement under article 373/3.

First of all, the swap agreement and the option agreement did not strictly require approval, by PT SGPS, S.A. shareholders: the matter lay within the boundaries of the powers held by the board of administration, and the intervention of shareholders is unnecessary. The intervention of the general assembly could be seen as, at most, a result of a duty of loyalty towards the shareholders, and therefore, it might be considered that their competence to intervene would be based on the principle of good faith, if not a legal obligation, which has been broadly recognized by corporations: in fact, it is generally accepted that there are matters in which it is the duty of the administrators to present them to the shareholders before a decision is made, instead of acting on their own, as it seems they were authorized to do.

It should be noted that board members are bound by duties of loyalty towards the corporation and its shareholders, and those duties are expressly mentioned in article 64/1, b) of the Commercial Companies Code. Expectations of dutiful and loyal behavior from board members, as managers of third-party assets, is the reason for these duties, and one might even consider that there is a “service loyalty” or “functional loyalty” (Amstreue).27 It is the board member’s and the shareholders’ position of fiduciary that originates that is the base of the company’s trust, and consequently, the basis for the stipulation of duties of loyalty.

As MENEZES CORDEIRO28 wrote: “(…) in short, we may consider that fiduciary duties are at stake, which serve as a reminder that there are third party assets being managed. The administrators will display loyalty by honoring the trust that has been placed upon them”, and furthermore, it demands “conduct which is in material agreement with the company’s wishes: not mere questions of form”. Or, as has been written

27 Cf. FLEISCHER, Zur organschafilichen Treuepflicht der Geschaftsleiter im Aktien – und GmbH – Recht WM 22/2003, 1045-1104 (1045) : the board member is seen as the Treuhander/trustee or as being in such a position (treuerhanderannliche Position), in which the differences in terminology are due to the certainty within the scope of Treuhand.

28 The fundamental duties of corporate board members, ROA 66 (2006), 443-448 (485).

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by CARNEIRO DA FRADA29, the relationship of board member is among those which implies a special duty of loyalty, resulting from the fact that the management of someone’s interests is in the hands of another, that this person is invested in a position which may have harmful consequences, or for which there is no prevention, or sufficient control, etc. This situation may be defined by saying that the relationship of board member is among those of a fiduciary nature, or based on trust, and it is composed of an array of behaviors which may be legally demanded in the name of a particularly strong type of loyalty (uberrimae fidei relationship)”.

For the purpose at stake, we should bear in mind that a duty of loyalty results from the organic status of board member, which is the ultimate basis for the company’s trust in a suitable performance of their role. It is the same to say that administrator’s fiduciary duties – including both the duty of loyalty and the duty of care – are justifiable, based on a special relationship of trust which has been placed upon the members of the company’s organs, which are transversal to their activities and the consequent power of making decisions affecting third-party assets30.

It should be recognized also that those duties are not exclusively directed at the company, but, in certain situations, at the shareholders. Those duties which bind the board member to the shareholders may be the base for the duty of submitting certain matters which lie within the scope of the board member’s duties to the general assembly.

Due to the apparent inexistence of a direct relationship with the shareholders, those direct or immediate duties have been denied in the past. But there is no reason for that. In truth, there is a “special connection” between the board members and the shareholders (Sonderverbindung) – even if it is not in the nature of agreement – which originates a duty of respect for third-party assets that is intensified in comparison to the general principle of neminem laedere.

29 CARNEIRO DA FRADA, A business judgment rule no quadro dos deveres gerais dos administradores, in Jornadas sociedades abertas, valores mobiliarios e intermediacao financeira, Coimbra, 2007, 201-242 (209).

30 Cf. PAULO CAMARA, O governo das sociedades e a reforma do Codigo das Sociedades Comercias, in AAVV, Codigo das Sociedades Comercias e governo das sociedades, Coimbra, 2008, 10-141 (163 and 164).

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It seems to be beyond argument that, at least towards the equity owners and shareholders, the board members are in a position similar to that of no other third party31.

These duties are not only “foreign” to the shareholders, as indeed trust is not a necessary basis for the duties of loyalty: this duty of loyalty results from the board members’ position within the company, that is, of the institutional quality of the equity owner or shareholder. In other words: the relevant question is not the identity of the shareholder (or the knowledge which the board members has of it), but the status socii in itself. The existence of duties of loyalty from the board members towards the shareholders, and not just the company, should therefore be recognized, even if its scope is restricted, as a result of the intermediary position held by the company as a juridical entity.

This duty of loyalty is the basis for the board members’ obligation to consult the shareholders on matters which have an intense structural impact in its status. It is a manifestation of the active content of duties of loyalty, in the sense that the duties which derive from it will translate, in the current situation, in a forbiddance to act which binds the board members (where there is a the lack of previous deliberation by the shareholders), and, in strict terms, loyalty demands here that a real obligation of acting in a certain way is required of the board members. Today, it is indeed clearly accepted that the duties of loyalty are comprised of passive content (passive Loyalitatspflicht) and active content (aktive Forderungspflicht):32 if loyalty is, primarily, a duty of a typically passive nature (the duty of omitting), it is certain that it acquires true individuality when its active contents are analyzed (positive duties of conduct).

31 Cf. CARNEIRO DA FRADA, Teoria da confianca e da responsabilidade civil, Coimbra, 2004, 173, note 120, pointing towards “(…) the existence of specific duties which fall onto the board members, and reveal a special connection between them and other parties – which may be based on the rule of good faith conduct – which mainly comprises the obligation to protect, and which does not include the difference between agreement and default, but rather represents a tertium genus”.

32 Cf, all, ZIEMONS/JAEGER, Treupflichten bei der Verausserung einer Beteiligung an einer Aktiengesellschaft, AG 8/1996, 358-366 (359 and following).

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In this case, it is reasonable to consider if there was any need for the general assembly to intervene, as we are in the middle of a merger between PT and Oi with far-reaching consequences to the company. However, it is not possible to claim that the board members were under any type of legal commitment when they decided, out of loyalty, to convene the general assembly.

The board members had the right and not the duty to present the conclusion of these contracts to the general assembly. There are other cases in which the general assembly must intervene, notwithstanding its secondary role in the power structure of the corporation and the concentration of power in the board of directors, but this is not the case.

In certain cases, the final objective of giving power to shareholders is to allow some level of control and transparency in addition to safeguarding the board’s role concerning issues that may have an impact on the shareholders’ position. This has become so typical in various companies that, in several cases, boards of directors are given more power than that which is attributed to them by law.

One such example is a decision made by the German Federal Court in the well-known Holzmüller33 case, in which a spin-off decided by the board was being adjudicated. It was related to the most important division of the company which would then become a wholly owned subsidiary. The court decided that “in the case of important interventions in the rights and interests of shareholders, for instance, a case of spin-off in the company division which is the most valuable part of the subsidiary company’s worth, (…) the board is not only correct, but is exceptionally obliged to ask for deliberation in the general assembly, in accordance with 119 II AktG”.

According to this case, in the line of decisions which have a “strong impact on the shareholders’ interests, the board could not reasonably suppose that it could make decisions on its own terms”.

33 BGH 25-feb.-1982, BGHZ 83 (1982), 122. To obtain a detailed explanation of this decision within the context of Portuguese law, please refer to MENEZES CORDEIRO, Assembleia geral e deliberações sociais (reprint of the original edition of 2007), Coimbra, 2009, 135 and 136.

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Thus, this German case clearly dismisses the separation of powers defined by law in a decision which is still being widely debated.34

Among us, the involvement of shareholders can be important to mediate situations in which there is great impact to the status of shareholders’ standing or in which there is a structural change. As there are no cases similar to this, we shall use the German rules of positive law which are similar to Portuguese law.

Thus, the importance of protecting shareholders in situations such as those described above, are more important than the arguments given against giving more power to the general assembly: the assembly would not be the right body to decide (not even to vote in propositions given by any other body), because it lacks specific knowledge and shareholders would not be the ideal decision makers. Considering this, it would be impossible to use a decision model based on consensus which would jeopardize the “precedence of board members”, a general principal accepted in corporate law; moreover, shareholders would be interfering in internal decisions, which could undermine the company’s value.

There are several reasons to be given against increasing the power of the general assembly. There is the capitalist character of the corporation, the institutional weakness of this body in this type of company,35 and the passivity of shareholders encouraged by the system: the intervention of the general

34 During more than twenty years, many have tried to evaluate the precise impact of the Holzmüller decision, while many corporate deliberations have been taken, as a precaution, in the name of its reasoning. Some cases have followed the BGH: thus, v.g. LG Koln (3 feb 1992, AG 1992, 238); OLG Koln (Winterthur/Nordstern case: 24 nov 1992, ZIP 1993, 110). In 2004, the BGH finally had the chance to revise the Holzmüller doctrine in the Gelatin decisions. The principle was confirmed, although the consequences of the doctrine were moderated and it was clarified that the powers of the general assembly are only considered if the situation is similar to the “far-reaching dimension of the spin-off” which lead to the Holzmüller decision. This decrease of the Holzmüller doctrine was also used by the BGH in the case Stuttgarter Hofbrau in 2006 (BGH 20-nov-2006, ZIP 2007, 24), in which the court held that a reserve for a non-written agreement can be used in the case of a spin-off and probably in the case of buying shares because of the mediatory influence of shareholders, as long as they do not reach the (quantitative) dimensions of the Holzmüller case.

35 Please refer to the extensive analysis of SERVATIUS, Strukturmassnahmen als Unternehmensleitung. Die Vorstandspflichten bei unternehmerischen Entsscheidungen der Haupversammlung, Cologne, Berlin, Munich, 2004, 183, et seq.

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assembly would have to be rejected considering the irregularity of information exchanged between the assembly and the board, the fact that shareholders are often not experienced, and their “rational apathy”, which comes from the fact that their individual vote will have no effect on the final result, which makes not voting an economical, recommendable decision according to a cost-benefit analysis. It is apparent that this contradiction would arise: by increasing the shareholders’ power to make decisions, there would also be an increased risk of making wrong or random decisions , which would jeopardize the interests of the company and should be rejected. However, this argument is not valid. Not only is it unmistakable that, according to the system accepted by law, the general assembly is the body responsible for the most important structural decisions in the company, as the risk of making wrong decisions is limited by the duty of loyalty to shareholders, as well as – following the SERVATIUS line – by the role the board may have in encouraging correct deliberations.

There are other factors that contradict the argument that there is a duty to present these issues to the general assembly, like (similar to what was done in German doctrine with (parallel) 119 II AktG) article 373.º/3. This article protects the board against liabilities associated with decisions of management, which allows its exclusion when there is a reason to summon shareholders to intervene. According to this perspective, it would be contrary to the legal system to say that the general assembly’s right to present these issues is a duty. However, although this argument has been widely used,36 it oversimplifies the situation: if the historical origin of the German principle and the low dogmatic importance of the Holzmüller37 decision make it easy to understand this vision of German law, the truth is that the “transformation” of a right into a duty as we see it and contemplated in article 373.º/3 is based on the duty of loyalty of the board members, in such a way that, instead of fighting the system, it happens directly from its normal function. This is also why the new perspective of power, which we defend under the

36 See v.g., LIEVSCHER, Konzernbildungskontrolle, Berlin, 1995, 79, who considers that, at the most, only article 121 1 AktG, according to which the board has the duty to summon the general assembly any time the interest of the company is at stake, could make the presentation of matters compulsory.

37 In fact, the BGH only makes general statements and refers to 119 I 1 to say, as we stated before, that “in case of serious interventions into the interests of shareholders” (…) the board is “as an exception, obliged to summon the general assembly in accordance with 119 II AktG” and that what should be at stake are decisions “so important to the interests of shareholders (…)” that such intervention becomes necessary.

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argument that it questions the system defined by law, should not be rejected. Other arguments like organizational, financial or time costs associated with the general assembly could not be likewise put forward: the economics argument is not enough to reject the participation of shareholders and the delay in time necessary is not important, especially in the context of an already long process.

Notwithstanding these negative arguments, the truth is that, if in some cases, the limitation of the shareholders’ activism is justified, especially when the issues are too technical, it is not possible to say the same when the decisions have a structural and significant impact on the status of shareholders, even if positive law does not expressively give the general assembly primary decision-making authority.

The solution reached, that of submitting measures which cause the relevant impact described to the shareholders for deliberation (who, notwithstanding, the division of powers set forth in the Code of Corporations, are still the “owners” of the company), is consistent with the general system for attribution of powers set forth in the Code of Corporations among the board and the general assembly. In this circumstance, the board encourages the general assembly to make “good decisions”. This means that the board must ensure that the shareholders do not make decisions that may lead the company to lose value and, as a consequence, the value of the shareholders’ shares.

According to a certain perspective, the strict separation of powers between the general assembly and the board would only really occur in one way: the assembly cannot decide in matters of management unless it is asked to do so by the board, but it should be admitted that this body plays a special role in the correct function of the assembly. The central role given by law to the board in the corporation would be reflected, for instance, in its influence (covered by law) on the general assembly, namely, in stating the discussion of the daily agenda, the power to make suggestions related to the decision-making process, the duty to inform of or justify proposals. Thus, the board could not exclude itself from business planning in cases where the power to intervene belongs to the general assembly, but rather have the initiative and duty of preparing adequate deliberations. This would offset the institutional weakness of the general assembly. The assembly is convened if the decision is beneficial to the corporation and the directors must set forth the decision’s concrete rationale, as well as its advantages and disadvantages.38 Therefore, the board’s role would thus be instrumental toward the attainment of better decisions by the general assembly.

38 Cf. SERVATIUS, Strukturmassnahmen cit., 25 and following.

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Regardless of what may be said, it is important to point out that the shareholders’ intervention in the deliberative process is an important form of protection when there is significant change in the shareholders’ position in the corporation or if the profile of investment risk changes. The main concern is practical conduct and not only the formal pursuit of the legal system’s attribution of authority, with its consequent intra-corporate reallocation of authority within the corporation. This is a way of guaranteeing that shareholders are still an important part of pivotal decision making in their own corporate positions.

Therefore, we should require any decision to be taken to be analyzed for its impact on the shareholders’ corporate position or to evaluate whether a structural change affects the shareholders’ situation in the corporation or whether it changes the characteristics of each investment. Should this happen, it will determine the intervention of the general assembly.

Should this happen, it will be a case of ex bona fide authority by the general assembly which we have already generally analyzed between ourselves with MENEZES CORDEIRO39, who is always concerned by the marginalization of shareholders due to the importance of the subject to be decided, “assessed by much Cartesian evidence”. He is also concerned that this may constitute an abuse of law and will have to call the general assembly to make a decision. If we do not do so, the board’s deliberation may be annulled because it violates article 334 of the Code of Corporations. We may turn this rule into a positive one: duties of loyalty demand that the directors summon the general assembly before pivotal decisions for the corporation and shareholders are made.

39 SA cit., 135 et seq..

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This is, therefore, a partially diverse basis and operative criterion resulting from the Holzmüller legal system: the BGH refrains, in good measure, from the dogmatic validity of the decision, even after the needs introduced by the Gelatin decisions, and is practically limited to stating that the basic decisions which deeply interfere in the shareholders’ position cannot be taken by the board unilaterally, without a deeper justification for the reattribution of the power within the corporation. The lack of depth in the Holzmüller decision and its excessive disclosure were, in fact, partially highlighted by scholarly writings40 with good reason.

The scope of the rule’s formulation would imply, in an extreme case, that more significant investment decisions would depend upon the shareholders’ deliberation, thereby destroying the attribution of authority within the legal system. When this occurs, a higher power exists, but there is no obligation of submitting decisions to the deliberation of the shareholders: the board may exercise this option at will. In other words, in the event of a larger, strictly financial impact, it may be convenient to submit the matter to the general assembly, which is also necessary for the protection of the directors, which are elected and dismissed by the shareholders without just cause (notwithstanding the right to compensation); there is, however, no legal obligation. In this case, the risk of an excessive expansion of a general assembly’s overall authority should be prevented, regarding terms that may be susceptible of altering the attribution of authority within the legal system. This is a result of previous criticism regarding exaggerated disclosure which has occurred in the past.

The Gelatin decisions have not reduced the legitimacy of such criticism, seeing how the court has done little more than emphasize the exceptional nature of authority relative to a general assembly, which would only be meaningful when measures having the same impact as those in the Holzmüller spin-off case were at stake, which would involve the most valuable division of the corporation. The critiques do not address the essence of the adjudication which, ultimately, is able to reestablish the balance of the relationship between the different bodies within the corporation.

40 Cf., in particular, K. P. MARTENS, Die Entscheidungsautonomie des Vorstands und die “Basisdemokraue” in der Aktiengesellschaft, ZHR 147 (1983), 377-428 (427).

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Therefore, assuredly, no decision under the legal system in force shall depend upon the shareholders’ consent exclusively due to their financial impact. In this case, as we had the opportunity to affirm in the previous Opinion, the merger decision and all of its associated ancillary decisions (namely, the decision regarding Oi’s increase of capital) are included within the matters whose impact regarding the shareholders’ position would justify mandatory deliberation of the general assembly: duties relative to loyalty - which we shall better analyze - binding the directors, forced them to call a general assembly meeting, under the terms of articles 375/1 and 373/3, so as to allow the shareholders the opportunity to choose a measure which in turn radically affects their position and that of the corporation of which they are shareholders.

As for the present case, in short, loyalty imposes that all major decisions which directly or indirectly impact structural changes within the corporation, modify the investment profile, or which in any way modify the status socii, shall be subject to approval by the general assembly, even in cases in which, prima facie, appear to be pure board decisions subject to the authority of the board, according to legal system resulting from the Code of Companies. Regarding performance of the exchange contract and the option contract, general assembly intervention was not mandatory: in this case, the goal was to find an alternative operational path to pursue the objective of combining the businesses of PT and Oi, which the shareholders have already agreed to in a general assembly. In other words, from the moment in which a first deliberation occurred, where the shareholders express their approval regarding the business merger, the board of directors has the legitimacy and power to undertake all actions pursuant to the attainment of such goal, including those which require the adoption of a plan initially approved by the general assembly, without the need to convene a new general assembly. Regarding the assembly, it is expected to decide the general lines of the transaction in question and not the concrete measures required to implement the transaction, even when adaptations of the initially approved course of action are imposed.

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5.3	The consequences of the resolution approving the exchange and option contracts regarding the powers of the board of directors

Upon requesting the intervention of a general assembly pursuant to 373/3 of the CSC, the directors of PT, SGPS, S.A. did so by exercising a right and with a view to removing the risk of any liability on their part for the adopted acts, not, strictly speaking, in compliance with a duty, maxime of the duty of loyalty to which they are bound in relation to the shareholders. In any case, there is no doubt that the resolution was passed and as such, one must set out the necessary consequences:

(i)	As the shareholders approved the actual terms of the agreement between PT and Oi, the board of directors is charged with implementing this agreement: if it does not do so, besides taking on the risks plus liability resulting therefrom, it breaches its duties of loyalty to the shareholders. In other words, after requesting the intervention of a general assembly, even if it was optional, the board cannot disregard the result of the resolution, thereby overlooking the shareholders’ interests as expressly affirmed in the general assembly. In these terms, in the event there is no modification, the fulfillment of the contract is obligatory in relation to the shareholders (besides resulting, in general terms, from the principle, pacta sunt servanda).

(ii)	If there is an alteration of the premises on which the resolution of the general assembly was passed, the matter is framed differently: the board of directors retains its authority to take action in light of the new circumstances, although it may deem it appropriate to have the shareholders intervene in a general manner.

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As such, the existence of a prior resolution does not have the effect of eliminating the board of directors’ liability in the event of fulfillment of the agreement, if the purpose thereof, the premise of the resolution, is frustrated: in other words, the shareholders, in abstract, did not accept the execution of such contracts; on the contrary, the acts at issue were approved by the general assembly to the extent that they were instrumental for the Business Combination. The shareholders authorized the carrying out of specific acts as part of a broader business context and not in merely abstract terms: they accepted the exchange and the purchase option on the basis of the objective to join the businesses of Oi and Portugal Telecom. To this extent, as the Business Combination became impossible or unviable, the premise for the exculpatory effect of the resolution lapsed.

Naturally, this does not mean that the board of directors lost the authority to take action on the matter: the prior resolution of the board of directors does not have the effect of limiting the authority of the directors which is legally attributed thereto by articles 405 and 406. This could only occur by imposition of the principle of good faith, if required as such by the matter, which we have already seen is not applicable. As such, the board of directors of PT, SGPS, S.A. maintains intact its legal powers(/duties) for the fulfillment of the agreement executed with Oi. In any case, it could opt for submitting the matter for deliberation by the shareholders pursuant to art. 373/3, for protection in light of the risk of liability, particularly taking account of the practical importance of the matter.

On the other hand, even where the board’s actions are not being supported by a resolution of a general assembly, the same will be evidently legitimate, generally speaking, if the diligence standards which require the directors to maximize the interests of the shareholders of PT, SGPS, S.A. are observed. One notes that it is not sufficient to invoke the financial interest resulting from any appreciation of the shareholding in a third company arising from the deal: an entity in SGPS form, governed by decree-law no. 495/88, of December 30, 1988, is classified as a “management holding company” or “administrative holding company,” which means that, despite not

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engaging in the business activity directly, it uses the acquisition and management of equity interests not as an “end in itself” but as a “means to an end,”41 thereby intending to intervene actively in the running of the corporate business of the companies in which it has a stake. As opposed to a purely financial holding company, it merely has as an objective capitalizing on the investment through the management of equity interests, based on a logic of risk apportionment. Beforehand, one aims to intervene and control actively the life of the companies in which one has a stake. Even someone who rejects the right to give instructions, due to understanding that this already constitutes direct engagement in the activity, does not fail to recognize that the SGPS “has as its exclusive objective the holding of equity interests in other companies, in order, in this way, to intervene in the running of the respective business.”42

As such, the reference to the management of the equity interests as an indirect form of engagement in the business activity must not be understated and must also not be viewed as a mere formula which is systematically reproduced in the by-laws of various SGPSs, as the law requires, but without having any actual material meaning. In truth, the law expressly sets forth that the company engages in a business activity, albeit through the exercise of powers inherent to the ownership of capital stock, which means that SGPSs are formed not just to manage corporate stakes, but to influence the exercise of business activity though the powers resulting from its corporate status.

This means that, even if the transfer by Oi of the stake in PT Portugal, SGPS, S.A. is financially favorable for Oi and indirectly for PT, SGPS, S.A. and its shareholders, this does not mean that the directors of PT, SGPS, S.A. automatically gain legitimate authority from the prior resolution (and benefit from the removal of liability resulting therefrom) for the fulfillment of the agreement where the Business Combination is not concluded: one must always take into consideration any strategic objectives, to be evaluated in the specific case.

41 ENGRACIA ANTUNES, As Sociedades gestoras de participações sociais [Holding Companies] DSR Mar.-2009, year 1, vol. 1, 77-113, note 5.

42 MENEZES CORDEIRO, Sociedades cit., 574.

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For the same reasons, one cannot automatically consider that the pursuit of capital appreciation by a holding company (even if such investment is the main asset of the aforesaid company) and according to the duty to perform due diligence or duty of care of the directors, which implies a (i) duty of organizational and functional control or oversight; (ii) duty of correct procedure (for decision making); (iii) duty of taking decisions that are (substantially) reasonable.43 If changes are observed in the initially agreed-upon scenario, the conformity of execution of the agreements with the duties of diligence of the directors can only be assessed, bearing in mind the financial interest (from its shareholding in Oi), but also strategic interests.

43 Cf. v.g. COUTINHO DC ABREU, Duties of care and loyalty by directors and corporate interest, in Reform of the Corporate Code, Coimbra, 2007, 16-47 (19 ss.).

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CONCLUSIONS

1.                     a       The Memoranda of Understanding entered into between PT, SGPS, S.A. and Oi S.A. imposes a legal duty upon the parties to execute the Business Combination of the two companies.

2.                     a       The second Memorandum of Understanding, signed to adapt the initial plan to the circumstance presented by the breach of Rioforte, contains a concrete duty execute the exchange contract and the option contract, as well as a general obligation to undertake the business combination, notwithstanding the failure to achieve the terms of the alternative structure to be established.

3.                     a       This goal of putting into practice the consolidation of the two companies, regardless of the alternative found, has a binding character and implies that the autonomy of the parties is restricted, notwithstanding the character of the Memorandum of Understanding, as a preliminary contract or “mitigated contract”.

4.               a       In the appropriate terms of a base understanding, the parties are legally bound to execute the Business Combination, while the continuation of negotiations shall be enforced only as a technical measure, in order to find a concrete way for it to take place.

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5.                     a     It results from the interpretation of the aforesaid legal transaction, including its context, that the parties place the swap and the purchase option under the premise that the Business Combination would be undertaken, in such a way that any measure that may hinder this goal, undertaken by any of the parties, is contrary to the Memorandum.

6.                     a     This arises with the transfer of the shareholdings in PT Portugal, SGPS, S.A.

7.                     a     The freedom to dispose of the shares by Oi is therefore limited, which is not contrary to company autonomy or the nature of a corporation, bearing in mind the principle of sunt servanda and, as an accessory, the principle of good faith.

8.                     a     The crucial necessity of the transfer for Oi, namely from the perspective of the participation of the company in the consolidation taking place in the telecommunications sector in Brazil or the need to avoid violating financial covenants with financial institutions, does not constitute a legitimate motive for failing to execute the agreement.

9.                     a     Only a legally significant change in circumstances will release Oi from the terms of the Memorandum of Understanding.

10.                     a     Even in view of the Rioforte securities situation, the institution would still not be applicable where the parties expressly affirmed the intention to proceed with the Business Combination in the second Memorandum

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11.                     a     In case of breach, general corresponding consequences result, namely civil liability (binding, with presumption of unlawfulness, guilt and causal link), and termination.

12.                     a     The preliminary nature of the contract does not alter the conclusion: it creates true legal duties, even though different from the classic duties.

13.                     a     Any decision to be made by the Oi Board of Directors as to the transfer of PT Portugal may be deemed to be an anticipatory breach and thus immediately considered a definitive breach, allowing immediate execution of corresponding consequences, with no necessity to wait for the occurrence of the sale.

14.                     a     The decision to execute the exchange and option contracts is under the authority of the board of directors, even though it is legitimate to put the subject forward for shareholder deliberation under article 373.73 of the Code of Corporations for purposes of protecting the directors from risk of liability.

15.                     a     The deliberation that occurred was based upon the presumption, explicitly present in the second Memorandum of Understanding, that the Business Combination would be concluded on the terms set forth to the market on October 2, 2013, and on February 19, 2014, including the creation of a telecommunications operator present in Portugal and Brazil, with only the changes set forth in this second Memorandum.

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16.                     a       Observing changes to the presumptions under which the decision was taken, the Board of Directors maintains its powers to act in view of the new circumstances, while being able, however, to choose to ask for shareholder intervention on general terms.

17.                     a       Considering the changes in context, the Board of Directors is no longer relieved of liability in a scenario where the Business Combination is not executed.

18.                 “       The action of the board will be legitimate, in general terms, if it observes the duty of due diligence applicable to directors, which bind them to attend to financial, but also strategic, goals.

19.                     a       Therefore, it is not sufficient that the sale of PT Portugal brings financial value to Oi from its equity interest in PT SGPS, S.A. as a consequence of the investment this company would benefit from.

20.                     a       PT, SGPS, S.A. is, in fact, as management holding company and not merely a financial holding company. Therefore, its goals imply the active intervention in the life of the holding companies as an indirect economic activity, instead of having as its exclusive goal the return on investment through the management of shareholdings.

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21.             a Under these terms, the directors should take into account the strategic dimension of PT, SGPS, S.A., its mere financial goals not being considered legitimate.

Such is the opinion, unless otherwise stated, of

[signature]

Eduardo Paz Ferreira

Doctorate in Law

Full Professor

of the Lisbon Faculty of Law

[signature]

Ana Perestrelo de Oliveira

Doctorate in Law Auxiliary Professor

of the Lisbon Faculty of Law

Lisbon, November 21, 2014

[INITIALS]

PEDRO MAIA

Assistant Professor at the School of Law of Coimbra

Doctor in Law by the University of Coimbra

To:

Dr. Luís Cortes Martins

M.I. Lawyer,

[handwritten]

Dear Dr. Cortes Martins,

Following our telephone conversation and your request, I present a brief summary on the question raised as contribution to the analysis to be carried out with the stakeholders.

1. Despite subscription by PT, SGPS related to the capital increase of OI, S.A. in compliance with an agreement executed between these companies (I believe, known as the strategic partnership agreement), the truth is that such capital increase has its own legal corporate regime.

2. Analysis of the consequences of an eventual termination by PT, SGPS of such strategic partnership agreement should be prepared regarding the effects applicable to such capital increase and the subscription of shares by PT, SGPS, under the terms in Brazilian law: only Brazilian law is competent to regulate corporate nature acts of companies with registered offices in Brazil and incorporated under Brazilian laws.

[INITIALS]

PEDRO MAIA

Assistant Professor at the School of Law of Coimbra

Doctor in Law by the University of Coimbra

2

3. I have no knowledge about Brazilian law to concretely position myself about the regime in force and applicable to this case, but, admitting that it is not relevantly different from Portuguese law, I briefly present what, in my understanding, would be the placement of this issue in view of Portuguese law:

a.	Eventual termination of an agreement executed between the company and the shareholders providing for the subscription of capital increase, due to non-compliance, per se, does not determine, necessarily, the “termination” of the increase;

b.	The capital increase is subject to its own voidance regime, and the “termination” is even questionable;

c.	The causes that could determine a void on an increase of capital – or its “termination,” should it be admitted, which is highly improbable – respect, necessarily, the increase per se – e.g., call of meeting, deliberation quorum, nature of entries, rights attributed to subscribing shareholders – and for that end, agreements executed between the company and third-parties/shareholders are irrelevant, as well as its eventual later non-compliance;

d.	Due to legal safety and certainty, third party stakeholders and the traffic in general cannot be exposed to the destruction of a capital increase (with consequent loss, by the company, of the equity value received by the company under the

[INITIALS]

PEDRO MAIA

Assistant Professor at the School of Law of Coimbra

Doctor in Law by the University of Coimbra

3

e.	operation), due to facts outside the scope of the increase, and, much less, later than them, especially considering that OI is a listed company.

4. The legal regime applicable to the errors in the evaluation of entries or the impossibility of compliance by a shareholder or dispossession of the asset object of the entry (?), clearly reveals the guidance assumed by the legislator, aiming to safeguard, even upon sacrificing the interest of the shareholders, the protection of third parties: in none of these cases the increase is destroyed, on the contrary, the shareholder is required to provide the company, in cash, with the value corresponding to the difference or equity loss of the company (see article 25, item 3 and 4, CSC); in other words, in order to protect the increase, the shareholder is required to make investments he did not want or showed interest in doing;

5. The Portuguese legal regime is even more limiting regarding capital increases realized by listed companies (see articles 25 and 26 CVM) where, additional to the short timeframe to file actions claiming increases to be void, the law has the exception of undue repetition (applicable in general to the voidance of legal businesses), establishing that the shareholder should receive from the company not the amount provided to the company, but the actual value of shares (article 26, no. 2, CVM), and the company should not even provide this amount to the shareholder if there is any risk of non-compliance with its obligations before creditors (article 26, nos. 3 and 4, CVM).

[INITIALS]

PEDRO MAIA

Assistant Professor at the School of Law of Coimbra

Doctor in Law by the University of Coimbra

4

6. I am not aware of the full terms of the agreement executed between PT, SGPS and OI, and I’m not even aware of the law governing such agreement. Therefore, I have no knowledge if the regime determined by the parties for this agreement or arising out of the applicable law (should it be any law other than Portuguese) provides for and regulates the case of non-compliance and termination of the agreement under terms other than usual terms. However, except for any contractual or legal provision (in other legal systems applicable to the case) which I am not aware of, I cannot perceive, in any event – regardless of the possibility to terminate the agreement, under general terms, for non-compliance by the party – how this termination could imply, per se, destruction of the capital increase in OI, related to the portion subscribed by PT, SGPS. Effects of such termination, if any, would have to necessarily succeed pure repetition of everything that was provided – and it is important to clarify that the provision of goods in cash by PT within the scope of the capital increase arises directly from the increase and not the agreement (the legal source is the subscription of the increase and not the execution of the agreement with OI), reason being, if the increase is valid, there should be no repetition of delivery of such assets, in abstract or in principle, and, consequently, even in case of termination due to non-compliance, PT SGPS would not receive the assets provided under such capital increases.

Coimbra, January 7, 2015

São Paulo, January 7, 2015

Portugal Telecom SGPS, S.A.

C/O Board of Directors

Re: Capital Increase of Oi S.A. validated on 5.5.2014

Dear Sirs,

In response to the consultation presented by Board Member Mr. Rafael Mora, we confirm our understanding that the capital increase of Oi S.A., realized by means of a public offer, under which PT SGPS paid up subscribed shares using PT Assets and other subscribers paid up for their shares in cash, was duly validated by the Board of Directors of Oi S.A., on May 5, 2014, thus being valid and effective.

While paying for the capital increase of Oi S.A., PT SPGS transferred PT Assets to Oi S.A., which acquired them, being entitled to freely dispose of them, subject to eventual restrictions that could apply to the sale of assets by the company (creditors’ rights, corporate authorizations, and others).

The capital increase of Brazilian companies may be considered to be void if (i) it has violated public order rules, including with illicit or impossible purpose, or violated public rules of general interest, as, for instance, increase approved by the Board in amount exceeding authorized capital; or (ii) it has infringed irrevocable shareholders’ rights. In such case, the capital increase defect would be incurable and, once declared to be void, it would have the same effect as if there has never been any increase. On the other hand, the capital increase could be annulled if there were (i) formal defects , including calling, advertising, and term defects, power abuse and lack of deliberation by the Audit Board; or (ii) violation against shareholders’ irrevocable rights.

In the case of the capital increase of Oi S.A., if none of the defects above are found, we understand the capital increase is irreversible.

Lastly, we clarify that under Brazilian law, once the capital increase is validated, in case of error or defect in the evaluation of the asset provided as capital increase, Brazilian legislation determines that the subscriber and the evaluator may be liable for losses and damages caused to the company, due to guilt or intention.

These were the clarifications and comments we understand to be appropriate at the time. Notwithstanding, we are available for any clarification eventually needed.

Sincerely,

[signature]

Maria Cristina Cescon

Souza, Cescon, Barrieu, & Flesch Advogados

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